Exhibit 10.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
AB CAPITAL HOLDINGS LLC,
AB MERGER SUB LLC,
ALLIED SECURITY HOLDINGS LLC,
SPECTAGUARD HOLDING CORPORATION
and
MACANDREWS & FORBES HOLDINGS INC. (solely for purposes of Sections 6.4 and 6.14)
Dated as of July 24, 2008

LIST OF EXHIBITS

Exhibit A	Purchaser Guarantee

Exhibit B	Form of Escrow Agreement

Exhibit C	Debt Commitment Letters

Exhibit D	Equity Commitment Letter

INDEX OF DEFINED TERMS

Page
Acquired Business	18
Acquired Company	58
Action	2
Affiliate	2
Aggregate Allocable Share	2
Agreement	1
Allocable Share	2
Asserted Liability	69
Balance Sheet	2
Balance Sheet Date	2
Base Claim	67
Base Merger Consideration	2
Basket	67
Business	3
Business Day	3
Capitalization Date	22
CBAs	44
Ceiling	68
Certificate of Merger	10
Claim Notice	69
Class A Unit	3
Class B Unit	3
Class C Unit	3
Closing	10
Closing Date	10
Code	3
Company	1
Company Contracts	32
Company Debt Payment	3
Company Disclosure Schedule	3
Company Employees	3
Company Indemnitees	48
Company Insured Parties	48
Company Intellectual Property	3
Company Leases	35
Company Operating Agreement	3
Company Plans	31
Company SEC Documents	23
Company Unionized Employees	3
Confidentiality Agreement	45

v

Page
Contract	3
Copyrights	4
Covered Employees	59
Credit Facility	4
Current Policies	34
D&O Tail Insurance	48
Debt Commitment Letters	40
Debt Financing	40
DLLCA	1
Earn-Out Adjustment	16
Earn-Out EBITDA	18
Earn-Out EBITDA Notice of Objection	14
Earn-Out EBITDA Review Period	14
Earn-Out EBITDA Threshold	16
Earn-Out Payment	16
EBITDA	17
Effective Time	10
Electronic Data Room	4
Encumbrance	4
Environmental Law	29
Equity Commitment Letter	40
Equity Financing	40
Equity Holders	4
ERISA	31
Escrow Account	4
Escrow Agent	4
Escrow Agreement	4
Escrowed Amount	4
Estimated Earn-Out EBITDA Statement	14
Exchange Act	22
Excluded Taxes	50
Final Earn-Out EBITDA	15
Financial Statements	24
Financing	40
Financing Commitments	40
GAAP	4
Governmental Entity	4
Governmental Filings	22
Governmental Order	4
Gross Purchase Price	12
Guarantor	1
Hazardous Substance	29
HSR Act	22
Indebtedness	4

Page
Indemnified Party	69
Indemnifying Party	69
Indenture	5
Independent Accounting Firm	5
Individual Agreements	31
Initial Cash Merger Consideration	5
Intellectual Property	5
Investor	40
Knowledge of Company	5
Labor Laws	30
Law	5
Leased Real Property	35
Losses	67
MacAndrews & Forbes	1
Marketing Period	57
Material Adverse Change	6
Material Adverse Effect	6
Merger	1
Merger Consideration	6
Merger Sub	1
Non-Competition Party	6
Non-Rollover Equity Holders	7
Non-Solicit Party	7
No-Solicit Period	59
Notes	7
Offering Materials	54
Other Sold Business	20
Outside Date	63
Patents	7
Permits	27
Permitted Encumbrance	7
Person	7
Plans	31
Principal Equity Holder	1
Principal Equity Holder Claim	68
Principal Equity Holder Indemnified Parties	68
Purchaser	1
Purchaser Governmental Filings	39
Purchaser Guarantee	1
Purchaser Indemnified Parties	67
Purchaser Termination Fee	65
Refund	54
Representatives	7
Required Amount	41

Page
Required Information	56
Restricted Period	58
Restricted Territory	58
Rollover Equity Holders	8
Rollover Units	8
SEC	8
Senior Debt Commitment Letter	40
Solvent	8
Specified Representations	8
Specified Sold Business	19
Straddle Period	50
Subordinated Debt Commitment Letter	40
Subsidiary	8
Survival Period	66
Surviving Entity	10
Tax	9
Tax Claim Notice	52
Tax Return	9
Terminating Contracts	50
Trade Secrets	9
Trademarks	9
Transaction Expense Schedule	12
Transaction Expenses	9
Transfer Taxes	10
Units	10
WARN	30

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of the 24th day of July, 2008 (this “Agreement”), by and among AB CAPITAL HOLDINGS LLC, a Delaware limited liability company (“Purchaser”), AB MERGER SUB LLC, a Delaware limited liability company (“Merger Sub”), ALLIED SECURITY HOLDINGS LLC (“Company”), a Delaware limited liability company, SPECTAGUARD HOLDING CORPORATION, a Delaware corporation (the “Principal Equity Holder”) and, solely for purposes of Sections 6.4 and 6.14 hereof, MACANDREWS & FORBES HOLDINGS INC., a Delaware corporation (“MacAndrews & Forbes”).
RECITALS
     WHEREAS, each of Purchaser, Merger Sub and Company desires to enter into a transaction whereby Merger Sub will merge with and into Company (the “Merger”), with Company being the surviving limited liability company, upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the Board of Managers of Company has adopted this Agreement and approved the consummation of the transactions contemplated by this Agreement (including the Merger) in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the organizational documents of Company;
     WHEREAS, the managing member of Merger Sub and the managing member of Purchaser, on behalf of Purchaser for itself and as the managing member of Merger Sub, have adopted this Agreement and approved the consummation of the transactions contemplated hereby (including the Merger) in accordance with the DLLCA; and
     WHEREAS, as a material inducement to, and as a condition to, Company entering into this Agreement, concurrently with the execution of this Agreement, Blackstone Capital Partners V L.P. (the “Guarantor”) has entered into a limited guarantee, dated July 24, 2008, guaranteeing certain of Purchaser’s obligations under this Agreement, attached hereto as Exhibit A (the “Purchaser Guarantee”).
     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.
     “Action” means any action, claim, complaint, suit, arbitration or other proceeding, whether civil or criminal, at Law or in equity, by or before any Governmental Entity.
     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Subsidiary of MacAndrews & Forbes other than the Principal Equity Holder and the Subsidiaries of the Principal Equity Holder shall be deemed to be an Affiliate of Company or any of its Subsidiaries.
     “Aggregate Allocable Share” means the aggregate percentage of the Merger Consideration that would be distributed in respect of the Units held by the Non-Rollover Equity Holders pursuant to Section 6.4 of the Company Operating Agreement upon dissolution of Company (and assuming that all Class C Units are vested) had the Units held by all Equity Holders as of the date hereof been cancelled in the Merger pursuant to Section 2.6(e).
     “Allocable Share” means, with respect to any Unit, the percentage of the Merger Consideration that would be distributed in respect of such Unit pursuant to Section 6.4 of the Company Operating Agreement upon dissolution of Company (and assuming that all Class C Units are vested) had the Units held by all Equity Holders as of the date hereof been cancelled in the Merger pursuant to Section 2.6(e).
     “Balance Sheet” means the audited consolidated balance sheet of Company as of December 31, 2007.
     “Balance Sheet Date” means December 31, 2007.
     “Base Merger Consideration” means the Gross Purchase Price, minus the Company Debt Payment, minus the Transaction Expenses, minus the amount of any payments from July 1, 2008 until immediately preceding the Closing of principal or interest of any Indebtedness described in the definition of clause (i) of Indebtedness

(other than (x) payments of interest on the Notes or the Term Loans under the Credit Facility or (y) repayment of any amounts drawn under the revolving credit facility under the Credit Facility from the date of this Agreement in accordance with Section 6.1(a)), plus $9,100,000, plus any accrued and unpaid interest as of immediately preceding the Closing on the Notes and the Term Loans under the Credit Facility.
     “Business” means the business of providing contract security officer services, including the recruitment, screening, hiring, training, uniform outfitting, scheduling and supervising of security officers, to customers throughout the United States, as well as certain background screening services, in each case as conducted as of the date of this Agreement.
     “Business Day” means any day other than a Saturday, a Sunday or another day on which banks are required or authorized by Law to be closed in New York, New York.
     “Class A Unit” means the Class A Units of Company.
     “Class B Unit” means the Class B Units of Company.
     “Class C Unit” means the Class C Units of Company.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Company Debt Payment” means the amounts paid or deposited pursuant to Section 2.9(a), Section 2.9(b) and Section 2.9(c) hereof.
     “Company Disclosure Schedule” means the disclosure schedule of Company referred to in, and delivered pursuant to, this Agreement.
     “Company Employees” means, collectively, those individuals employed by Company or any of its Subsidiaries as of the Closing.
     “Company Intellectual Property” means the Intellectual Property owned or licensed from third parties by any of Company or its Subsidiaries.
     “Company Operating Agreement” means the operating agreement of Company, dated as of August 2, 2004, as amended.
     “Company Unionized Employees” means those Company Employees who are represented by a union or labor organization.
     “Contract” means any written or, if material, oral contract, agreement, commitment, franchise, indenture, note, bond, lease, purchase order, license, obligation or undertaking or other similar arrangement.

     “Copyrights” means all copyrights and works of authorship, and all registrations and applications for registration of the foregoing.
     “Credit Facility” means the Amended and Restated Credit Agreement, dated as of July 20, 2006, by and among Company, Bear Stearns Corporate Lending Inc., as administrative agent, the financial institutions party thereto as lenders, Sovereign Bank., as syndication agent, and CIT Lending Services Corporation, ING Capital LLC and PNC Bank, National Association, as co-documentation agents, as it may be amended from time to time.
     “Electronic Data Room” means the electronic data room established by Company in connection with the transactions contemplated hereby.
     “Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, deed of trust, claim, option, easement, servitude, right of first refusal or first offer, restriction on transfer or other similar encumbrance except for any restriction on transfer arising under any applicable securities Laws.
     “Equity Holders” means the Persons listed on Section 1.1(a) of the Company Disclosure Schedule attached hereto.
     “Escrow Account” means the escrow account established pursuant to the Escrow Agreement.
     “Escrow Agent” means JPMorgan Chase Bank, National Association.
     “Escrow Agreement” means the Escrow Agreement among Purchaser, the Principal Equity Holder, on behalf of each of the Equity Holders, and the Escrow Agent, substantially in the form of Exhibit B hereto, to be entered into at the Closing.
     “Escrowed Amount” means $30,000,000, plus accrued interest in the Escrow Account.
     “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
     “Governmental Entity” means any federal, state, local or foreign government or regulatory authority, or any agency, board, commission, court, tribunal or instrumentality thereof, or any self-regulatory or arbitral or similar forum.
     “Governmental Order” means any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
     “Indebtedness” means, as to any Person, without duplication: (i) the principal of and accrued interest or premium (if any) and premiums or penalties that would arise as a result of prepayment in respect of (A) indebtedness of such Person for money borrowed, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable and (C) indebtedness for insurance premium financing; (ii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations for the deferred purchase price, or purchase price adjustment (including any working capital adjustment) relating to the purchase, of assets, property or services; (v) all liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet; (vi) all obligations with respect to hedging, swaps or similar arrangements; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
     “Indenture” means the Indenture, dated as of July 14, 2004, by and between Allied Security Escrow Corp. and The Bank of New York, as trustee, relating to the 11.375% Senior Subordinated Notes due 2011, as amended or supplemented from time to time.
     “Independent Accounting Firm” means KPMG LLP, or if such firm is not available or is unwilling to serve, then a mutually acceptable expert in public accounting upon which Purchaser and the Principal Equity Holder mutually agree.
     “Initial Cash Merger Consideration” means (a) the Aggregate Allocable Share of the Base Merger Consideration minus (b) the Escrowed Amount.
     “Intellectual Property” means all Trademarks, Patents, Copyrights and Trade Secrets.
     “Knowledge of Company” (or similar phrases) means the actual knowledge of (x) the chief executive officer, chief financial officer and general counsel of Company, in each case, after reasonable inquiry and (y) Paul Laconi, vice president, Luisa Nunez, director of financial planning and analysis, and Mitch Weiss, chief accounting officer, in each case in this clause (y), after reasonable inquiry by such individual in light of such individual’s position and responsibilities with Company.
     “Law” means any statute, code, rule, regulation, ordinance or other pronouncement of any Governmental Entity having the effect of law, including common law.

     “Material Adverse Change” means a circumstance, development, occurrence, event, change or effect that has had a Material Adverse Effect.
     “Material Adverse Effect” means any circumstances, developments, occurrences, events, changes or effects that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any circumstance, development, occurrence, event, change or effect resulting from any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (i) general United States economic or financial market conditions; (ii) conditions generally affecting the industry in which Company and its Subsidiaries operate; (iii) changes in Law or in GAAP; (iv) the commencement or material worsening of a war or armed hostilities or other national or international calamity involving the United States whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (v) acts of God, natural disasters, hurricanes and other weather conditions; (vi) any actions taken, or failures to take action, in each case, to which Purchaser has consented; (vii) any failure, in and of itself, by Company to meet projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); and (viii) the announcement of, or the taking of any action contemplated by, this Agreement and the transactions contemplated hereby, including by reason of the identity of Purchaser, or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the Business (provided that the exception in this clause shall not apply to any representation or warranty set forth in Section 3.3, Section 3.4, and Section 3.14(g) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby); except, in the case of the foregoing clauses (i)-(v), to the extent such circumstance, development, occurrence, event, change or effect has a materially disproportionate impact on Company and its Subsidiaries, taken as a whole, compared to other Persons in the industries in which Company and its Subsidiaries conduct their business.
     “Merger Consideration” means the Base Merger Consideration plus the Earn-Out Payment, if any.
     “Non-Competition Party” means MacAndrews & Forbes and its Subsidiaries and Affiliates, excluding any Affiliate whose equity securities are registered as of the date hereof with the SEC under the Securities Act of 1933, as amended.

     “Non-Rollover Equity Holders” means the Equity Holders other than the Rollover Equity Holders.
     “Non-Solicit Party” means MacAndrews & Forbes and its Subsidiaries and Affiliates, excluding any Affiliate whose equity securities are registered as of the date hereof with the SEC under the Securities Act of 1933, as amended.
     “Notes” means Company’s 11.375% Senior Subordinated Notes due 2011.
     “Patents” means all patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.
     “Permitted Encumbrance” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings; (ii) Encumbrances for Taxes and other governmental charges that are not yet due and payable, or are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, in each case, for which, if required by GAAP, reserves have been established in accordance with GAAP; (iii) in the case of Leased Real Property,(A) matters that would be disclosed by an accurate survey or inspection of such Leased Real Property; and (B) matters of record or registered Encumbrances affecting title to any asset, which matters, individually or in the aggregate, do not materially detract from the value of or materially impair the current use of the Leased Real Property to which they relate or the continued operation of the Business thereon; (iv) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, none of which are violated by the current use or occupancy of the real property to which they relate or the operation of the Business thereon; (v) statutory Encumbrances of landlords arising under the Company Leases disclosed in Section 3.17(c) of the Company Disclosure Schedule for amounts that are not yet due and payable, or are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (vi) Encumbrances arising under conditional sales contracts and equipment leases with third parties, in each case, entered into in the ordinary course of business; and (vii) defects, irregularities or imperfections of title and other non-monetary Encumbrances which, individually or in the aggregate, do not materially detract from the value of or materially impair the current use of the asset or property to which they relate or the continued operation of the Business thereon.
     “Person” means an association, a corporation, an individual, a group, a partnership, a limited liability company, a joint venture, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.
     “Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants, financial advisors and financing sources.
     “Rollover Equity Holders” means those Equity Holders who exchange Units held by them for equity securities of Purchaser, Merger Sub or the Surviving Entity immediately prior to Closing.
     “Rollover Units” means Units exchanged by the Rollover Equity Holders for equity securities of Parent, Merger Sub or the Surviving Entity immediately prior to Closing.
     “SEC” means the United States Securities and Exchange Commission.
     “Solvent” with regard to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (a) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (b) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it intends to engage or propose to be engaged, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
     “Specified Representations” means the representations or warranties (a) of Company set forth in Section 3.1 (Corporate Status), Section 3.2 (Authorization), Section 3.5 (other than subsection (d) thereof)) (Capital Structure), Section 3.20 (No Appraisal Rights; No Vote of Equity Holders) and Section 3.21 (Brokers) and (b) of Principal Equity Holder set forth in Section 4.1 (Corporate Status), Section 4.2 (Authorization) and Section 4.4 (Brokers).
     “Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty (50) percent of the equity or more than fifty (50) percent of the ordinary voting power or, in the case of a partnership, more than fifty (50) percent of the general partnership interests or more than fifty (50) percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.
     “Tax” means any United States federal, state, local, county, provincial or foreign taxes, charges, levies, penalties or other assessments, including income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, estimated, profits, capital gains, goods and services, environmental, value added, alternative or add-on minimum, transfer, harmonized sales, stock transfer, real property transfer, stamp, registration, documentary, recording, disability, employment, payroll, severance, or withholding tax or other tax, duty, fee, assessment or charge imposed by any taxing authority, and any interest, penalties, fines or additions to tax related thereto.
     “Tax Return” means any return, report, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof and any attachments thereto.
     “Trade Secrets” means all trade secrets and all other confidential and proprietary information used in a business that confer a competitive advantage over those in similar businesses who or which do not possess such trade secrets or confidential or proprietary information, including discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer lists.
     “Trademarks” means all trademarks, service marks, trade names, logos, business names and Internet domain names, together with the goodwill associated with any of the foregoing, and all registrations and applications for registration of the foregoing.
     “Transaction Expenses” means all legal and other costs and expenses of Company and its Subsidiaries incurred, payable or paid after June 30, 2008 (except those set forth on Section 1.1(b) of the Company Disclosure Schedule), in connection with this Agreement and the transactions contemplated by this Agreement (including any retention, stay, transaction, deal or similar bonuses or benefits (excluding, for the avoidance of doubt, obligations resulting from a termination of employment by Purchaser or Company after the Closing) payable pursuant to any agreement, plan, policy or arrangement entered into by Company or its Subsidiaries prior to the Closing, including the payments provided for in Section 1.1(c) of the Company Disclosure Schedule, any fees and expenses of brokers, investment bankers or financial advisors and any penalty or premium associated with the termination or repayment of Indebtedness pursuant to Section 2.9(a), Section 2.9(b) and Section 2.9(c) hereof); provided, however, that Transaction Expenses shall not include 50% of Transfer Taxes or any out-of-pocket costs or expenses incurred by Company in connection with the Financing which are subject to reimbursement by Purchaser pursuant to Section 6.12(d) hereof.

     “Transfer Taxes” means any sales, use, goods and services, harmonized sales, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, or additions to tax with respect thereto incurred in connection with the transactions contemplated hereby.
     “Units” means the Class A Units, Class B Units and Class C Units.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. At the Effective Time, Merger Sub shall be merged with and into Company in accordance with Section 18-209 of the DLLCA, whereupon the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving limited liability company in the Merger (the “Surviving Entity”).
     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, no later than the second Business Day after the day on which the last to be satisfied or, to the extent permitted hereunder, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place and time or on such other date as the parties hereto may mutually agree in writing; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, the parties shall not be required to effect the Closing until the earlier of (a) a date before or during the Marketing Period which may be specified by Purchaser in its sole discretion on no less than three Business Days’ prior notice to Company (which notice may be conditioned upon the closing of the Debt Financing) and (b) the last day of the Marketing Period. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”. As soon as practicable after the Closing, Company and Merger Sub shall duly execute and file a certificate of merger (the “Certificate of Merger”) in accordance with the applicable provisions of the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Office of the Secretary of the State of the State of Delaware, unless Purchaser and Company shall agree and specify a subsequent date or time in the Certificate of Merger, in which case the Merger shall become effective at such subsequent date or time (the time the Merger becomes effective being the “Effective Time”).
     Section 2.3 Effects of the Merger. The Merger will have the effects provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the

Surviving Entity, and all claims, obligations, liabilities, debts and duties of Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.
     Section 2.4 Limited Liability Company Agreement of the Surviving Entity. The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.
     Section 2.5 Managers and Officers. (a) The managers of Merger Sub shall, from and after the Effective Time, become the managers of the Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity and applicable Law.
          (b) The officers of the Company shall, from and after the Effective Time, become the officers of the Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity and applicable Law.
     Section 2.6 Effect on the Equity Interests of Company and Merger Sub. As of the Effective Time, by virtue of the Merger, and without any action on the part of Merger Sub, Company or holders of the following equity interests (and, except as otherwise agreed by Merger Sub and any applicable holder):
          (a) Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable limited liability company unit of the Surviving Entity.
          (b) Each Unit that is held by Company, Purchaser, Merger Sub or any Subsidiary of such Persons (other than Rollover Units), in each case immediately prior to the Effective Time, shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Each Rollover Unit issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable limited liability company unit of the Surviving Entity. Pursuant to, and subject to the terms of, the rollover agreements signed between Purchaser and each Rollover Equity Holder, each Rollover Equity Holder shall be entitled to its Allocable Share of additional consideration pursuant to Section 2.13 or Section 2.14 hereof and the Escrow Account, if and when paid pursuant to Section 2.13 or Section 2.14 hereof and the Escrow Agreement.

          (d) Each Class C Unit, whether or not then vested or fully exercisable, that is issued and outstanding immediately prior to the Effective Time (other than those Units to be canceled pursuant to Section 2.6(b)) shall become fully vested.
          (e) Each Unit issued and outstanding immediately prior to the Effective Time (other than Rollover Units and those Units to be canceled pursuant to Section 2.6(b)), including any Class C Units that shall become fully vested pursuant to Section 2.6(d), shall be cancelled and automatically converted into the right to receive its Allocable Share, in cash, without interest.
     Section 2.7 Gross Purchase Price. The gross purchase price shall be equal to $700,000,000 (the “Gross Purchase Price”).
     Section 2.8 Transaction Expenses. At least three Business Days before the Closing Date, Company shall deliver to the Purchaser a schedule setting forth in reasonable detail all Transaction Expenses, including those Transaction Expenses paid prior to the Closing (the “Transaction Expense Schedule”).
     Section 2.9 Payment of Purchase Price; Merger Consideration. At the Closing, the Purchaser shall pay the following amounts:
          (a) Purchaser shall deposit, by wire transfer or other immediately available funds, with the administrative agent of the Credit Facility, sufficient funds to pay in full (or cause to be satisfied and discharged) all Indebtedness under the Credit Facility (determined in accordance with the schedule to be provided by Company to Purchaser pursuant to Section 6.13(b) hereof) pursuant to the applicable sections of the Credit Facility;
          (b) Purchaser shall deposit, by wire transfer or other immediately available funds, with the trustee under the Indenture, sufficient funds to redeem, defease or satisfy and/or discharge, as applicable, any Notes outstanding as of Closing (including sufficient funds to pay interest or premium (if any) thereon through the date of redemption and premiums or penalties that would arise as a result of such redemption, defeasance or satisfaction and/or discharge, as applicable) pursuant to the applicable section of the Indenture;
          (c) Purchaser shall deposit, or cause to be deposited, by wire transfer or other immediately available funds, with the applicable Person sufficient funds to pay in full any other Indebtedness of the type described in clause (i) of the definition of Indebtedness of Company or any of its Subsidiaries; and
          (d) Purchaser shall pay the Initial Cash Merger Consideration to the Principal Equity Holder, as disbursement agent, by wire transfer or other immediately available funds. The Initial Cash Merger Consideration, any amounts payable to the Equity Holders pursuant to the Escrow Agreement (including any amounts payable to the

Rollover Equity Holders) and any amounts payable to the Equity Holders pursuant to Section 2.13 or Section 2.14 (including any amounts payable to the Rollover Equity Holders) shall be distributed to the Equity Holders by the Principal Equity Holder, as disbursement agent.
     Section 2.10 Escrowed Amount. At the Closing:
          (a) Purchaser shall deliver to the Principal Equity Holder a copy of the Escrow Agreement, duly executed by Purchaser;
          (b) The Principal Equity Holder shall deliver to Purchaser a copy of the Escrow Agreement, duly executed by the Principal Equity Holder and the Escrow Agent; and
          (c) Purchaser shall, subject to the terms and conditions of the Escrow Agreement, deposit by wire transfer or other immediately available funds with the Escrow Agent, the Escrowed Amount. For the avoidance of doubt, each Rollover Equity Holder shall be entitled to its Allocable Share of the Escrow Account, if and when paid pursuant to the Escrow Agreement.
     Section 2.11 Purchase Price Allocation.
          (a) The Parties agree that the Gross Purchase Price shall be allocated in accordance with the rules under Sections 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder. The Purchaser shall prepare such allocation subject to review by the Principal Equity Holder. The Parties agree to act in accordance with the computations and allocations as determined pursuant to this Section 2.11 in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Sections 755 and 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law, and to cooperate in the preparation of any such forms and to file such forms in the manner required by applicable law.
          (b) Any issues with respect to the allocation which have not been finally resolved within 60 days following Closing shall be referred to the Independent Accounting Firm whose determination shall be final and binding upon the Parties.
     Section 2.12 Withholding. The Parties believe that no amounts are required to be deducted and withheld from amounts otherwise payable to any Person pursuant to this Agreement under any provision of federal, state, local or foreign Tax Law; provided, however, that the Purchaser shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under such provisions of applicable federal state, local or foreign Tax Law set forth above. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     Section 2.13 Earn-Out.
          (a) On or before March 31, 2010, the Purchaser shall deliver to the Principal Equity Holder a statement (the “Estimated Earn-Out EBITDA Statement”) setting forth in reasonable detail its reasonable good faith calculation of Earn-Out EBITDA (as defined in Section 2.13(h)). The Estimated Earn-Out EBITDA Statement shall be prepared in accordance with GAAP (as in effect on the Balance Sheet Date) and in a manner consistent (to the extent consistent with GAAP (as in effect on the Balance Sheet Date)) with the same accounting principles, practices, methodologies and policies used in the preparation of the Financial Statements.
          (b) Upon receipt from the Purchaser, the Principal Equity Holder shall have 30 days to review the Estimated Earn-Out EBITDA Statement (the “Earn-Out EBITDA Review Period”). If the Principal Equity Holder disagrees with the Purchaser’s computation of Earn-Out EBITDA, and the Principal Equity Holder’s computation of Earn-Out EBITDA would result in an increase in the amount of the Earn-Out Payment in excess of $1,500,000, the Principal Equity Holder may, on or prior to the last day of the Earn-Out EBITDA Review Period, deliver a notice to the Purchaser (the “Earn-Out EBITDA Notice of Objection”), which sets forth its objection to the Purchaser’s calculation of Earn-Out EBITDA; provided, however, that the Earn-Out EBITDA Notice of Objection shall include only objections based on (i) failure to conform the calculation of Earn-Out EBITDA to the definition of Earn-Out EBITDA and (ii) mathematical errors in the computation of Earn-Out EBITDA. Any Earn-Out EBITDA Notice of Objection shall specify those items or amounts with which the Principal Equity Holder disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Principal Equity Holder’s calculation of Earn-Out EBITDA based on such objections. To the extent not set forth in the Earn-Out EBITDA Notice of Objection, the Principal Equity Holder shall be deemed to have agreed with the Purchaser’s calculation of all other items and amounts contained in the Estimated Earn-Out EBITDA Statement. During the Earn-Out EBITDA Review Period, the Purchaser and Company shall permit the Principal Equity Holder and its Representatives upon reasonable notice to review the Purchaser’s and Company’s working papers, books and records relating to the determination of Earn-Out EBITDA and the Estimated Earn-Out EBITDA Statement, and the Purchaser shall make reasonably available any employees of the Purchaser or Company responsible for the calculation of Earn-Out EBITDA and the preparation of the Estimated Earn-Out EBITDA Statement in order to respond to the reasonable inquiries of the Principal Equity Holder.
          (c) Unless the Principal Equity Holder delivers the Earn-Out EBITDA Notice of Objection to the Purchaser within the Earn-Out EBITDA Review

Period, the Principal Equity Holder shall be deemed to have accepted the Purchaser’s calculation of Earn-Out EBITDA and the Estimated Earn-Out EBITDA Statement shall be final, conclusive and binding on all parties hereto. If the Principal Equity Holder delivers the Earn-Out EBITDA Notice of Objection to the Purchaser within the Earn-Out EBITDA Review Period, the Principal Equity Holder and the Purchaser shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their reasonable best efforts to reach written agreement on the disputed items and amounts in order to determine Earn-Out EBITDA. If, at the end of such period or any mutually agreed extension thereof, the Principal Equity Holder and the Purchaser are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Independent Accounting Firm. The parties shall instruct the Independent Accounting Firm promptly to review this Section 2.13 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Earn-Out EBITDA set forth in the Estimated Earn-Out EBITDA Statement requires adjustment. The Independent Accounting Firm shall base its determination solely on submissions by the Principal Equity Holder and the Purchaser and not on an independent review. The Principal Equity Holder, Company and the Purchaser shall make available to the Independent Accounting Firm all relevant books and records and other items reasonably requested by the Independent Accounting Firm. As promptly as practicable, but in no event later than 30 days after its retention, the Independent Accounting Firm shall deliver to the Principal Equity Holder and the Purchaser a report which sets forth its resolution of the disputed items and amounts and its calculation of Earn-Out EBITDA; provided, however, that in no event shall Earn-Out EBITDA as determined by the Independent Accounting Firm be less than the Purchaser’s calculation of Earn-Out EBITDA set forth in the Estimated Earn-Out EBITDA Statement nor more than the Principal Equity Holder’s calculation of Earn-Out EBITDA set forth in the Earn-Out EBITDA Notice of Objection. The decision of the Independent Accounting Firm shall be final, conclusive, non-appealable and binding on the parties. After final determination of Earn-Out EBITDA, the Principal Equity Holder shall have no further right to make any claims against the Purchaser in respect of any element of Earn-Out EBITDA that the Principal Equity Holder raised or could have raised in the Earn-Out EBITDA Notice of Objection. The Principal Equity Holder and the Purchaser shall each pay their own costs and expenses incurred under this Section 2.13. The Independent Accounting Firm shall allocate to Purchaser the portion of its fees, costs and expenses equal to the portion of the contested amount of the Earn-Out Payment that is actually awarded to Principal Equity Holder and shall allocate the remainder of its fees, costs and expenses to the Principal Equity Holder.
          (d) For the purposes of this Agreement, “Final Earn-Out EBITDA” means Earn-Out EBITDA: (i) as shown in the Estimated Earn-Out EBITDA Statement delivered by the Purchaser to the Principal Equity Holder pursuant to Section 2.13(a), if no Earn-Out EBITDA Notice of Objection with respect thereto is timely delivered by the Principal Equity Holder to the Purchaser pursuant to Section 2.13(b); or (ii) if an Earn-Out EBITDA Notice of Objection is so delivered, (A) as agreed in writing by the Principal Equity Holder and the Purchaser pursuant to Section 2.13(c) or (B) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 2.13(c).
          (e) Concurrently with the Purchaser’s delivery of the Estimated Earn-Out EBITDA Statement, the Purchaser and Surviving Entity shall pay, or cause to be paid, to the Principal Equity Holder, on behalf of the Equity Holders, by wire transfer in immediately available funds, to an account designated in writing by the Principal Equity Holder, an aggregate amount equal to (i) an earn-out payment (an “Earn-Out Payment”) according to the following Earn-Out EBITDA thresholds (each, an “Earn-Out EBITDA Threshold”), minus (ii) the Transaction Expenses set forth in Section 2.13(e) of the Company Disclosure Schedule:

Earn-Out EBITDA	Earn-Out Payment
$0-$95,999,999	$0
$96,000,000	$10,000,000
$97,000,000	$20,000,000
$98,000,000	$30,000,000
$99,000,000	$40,000,000
$100,000,000 and above	$50,000,000
   The Earn-Out Payment shall be increased proportionately to the extent the Earn-Out EBITDA falls between Earn-Out EBITDA Thresholds; provided that in no event shall an Earn-Out Payment be payable if the Earn-Out EBITDA is less than $96,000,000. For the avoidance of doubt, in no event shall the Earn-Out Payment be greater than $50,000,000.
          (f) If Final Earn-Out EBITDA is greater than Earn-Out EBITDA set forth in the Estimated Earn-Out EBITDA Statement by more than $150,000, Purchaser and the Surviving Entity shall, within five Business Days after Final Earn-Out EBITDA is determined, pay, or cause to be paid, to the Principal Equity Holder, on behalf of the Equity Holders, by wire transfer in immediately available funds, to an account designated in writing by the Principal Equity Holder, an aggregate amount equal to the Earn-Out Adjustment, together with interest thereon at the Prime Rate, calculated on the basis of the actual number of days elapsed divided by 365, from the date on which the Estimated Earn-Out EBITDA Statement is delivered to the date of payment, minus the Transaction Expenses set forth in Section 2.13(e) of the Company Disclosure Schedule. The “Earn-Out Adjustment” is equal to the difference between (i) the amount paid by Purchaser and the Surviving Entity pursuant to Section 2.13(e) and (ii) the amount which would have been required to have been paid by Purchaser and the Surviving Entity pursuant to Section 2.13(e) if the Final Earn-Out EBITDA was used in the calculation of such amount; provided that no Earn-Out Adjustment shall be payable unless such adjustment is greater than $1,500,000.

          (g) For purposes of this Section 2.13, “EBITDA” means net income plus interest expense (net of interest income), Taxes based solely on Company’s net income (excluding, for the avoidance of doubt, all Taxes historically treated by Company as operational and included in EBITDA), depreciation and amortization as reflected on the Company’s Consolidated Statement of Operations for the applicable fiscal year, plus, solely to the extent deducted from the calculation above,
          (i) fees and expenses related to the matter referenced in Section 2.13(g)(i) of the Company Disclosure Schedule;
          (ii) severance expenses for officers of Company and its Subsidiaries with the title of senior vice president or higher;
          (iii) any expenses, losses, charges or reserves (excluding the internal costs of services provided by employees of Company or its subsidiaries) related to any equity offering, acquisition, disposition, merger, minority investment, joint venture or recapitalization or the incurrence or refinancing of Indebtedness (including any redemption premiums, prepayment penalties and prepayment premiums) (in each case, for any such action taken during the period from and after the Closing and through and until December 31, 2009 and whether or not consummated) and any amendment or modification to the terms of any such transactions;
          (iv) any non-cash impairment charges related to goodwill, extraordinary non-cash charges or charges related to purchase accounting;
          (v) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) during such period to the Purchaser or any Affiliate;
          (vi) any consulting or administrative fees and non-cash expenses incurred by the Company or a subsidiary in connection with any equity plan, stock option plan or phantom or similar equity plan;
          (vii) (A) compensation or other fees paid to directors or members of Company’s board of managers in excess of $270,000 in the aggregate; and (B) non-recurring payments to any of the 15 most highly compensated members of management of Company and its Subsidiaries as of the date of this Agreement;

          (viii) information technology and related expenses (excluding amortization and depreciation) to the extent they exceed $5,500,000;
          (ix) recurring or non-recurring costs incurred to achieve any synergies resulting from, or relating to, the acquisition by Company or any of its Subsidiaries of any assets, Person, division, operating unit, segment, business, or line of business during the period from and after the Closing and through and until December 31, 2009 (an “Acquired Business”); and
          (x) any losses arising from derivative instruments;
less, solely to the extent included in the calculation above,
          (i) any income or gain from the extinguishment of Indebtedness during the period from and after the Closing and through and until December 31, 2009 and any amendment or modification to the terms of any such transaction;
          (ii) extraordinary non-cash gains;
          (iii) gains on any disposition, merger, minority investment, joint venture or recapitalization (in each case, for any such action taken during the period from and after the Closing and through and until December 31, 2009), and any amendment or modification to the terms of any such transaction;
          (iv) income or gains related to the matter referenced in Section 2.13(g)(i) of the Company Disclosure Schedule;
          (v) income or gains related to purchase accounting;
          (vi) any insurance proceeds (excluding proceeds from workers’ compensation insurance) to the extent the proceeds are included in EBITDA but the loss giving rise to such proceeds are not so included; and
          (vii) any gains arising from derivative instruments.
          (h) For purposes of this Section 2.13, “Earn-Out EBITDA” means EBITDA for the fiscal year ended December 31, 2009 less an amount equal to the EBITDA for the fiscal year ended December 31, 2009 directly attributable to (i) any Acquired Business and (ii) any synergies resulting from, or relating to, such Acquired Business.

          (i) Each item added or subtracted pursuant to Section 2.13(g) shall be calculated without duplication of any other such item in 2.13(g) or subtraction or addition of a corresponding item in Section 2.13(h) and regardless of whether such other item is an addition to or subtraction from EBITDA or Earn-Out EBITDA.
          (j) For the avoidance of doubt, the parties agree that charges or accruals, if any, relating to Company’s obligation to make the Earn-Out Payment shall not be taken into account in calculating Earn-Out EBITDA.
          (k) Each item included in the calculation of Earn-Out EBITDA shall be calculated in accordance with GAAP (as in effect on the Balance Sheet Date) and in a manner consistent (to the extent consistent with GAAP (as in effect on the Balance Sheet Date)) with the same accounting principles, practices, methodologies and policies used in the preparation of the Financial Statements.
          (l) The Principal Equity Holder, as disbursement agent, shall distribute to the Equity Holders (including the Rollover Equity Holders) such Equity Holders’ Allocable Share of an Earn-Out Payment or Earn-Out Adjustment, if any.
     Section 2.14 Conduct of the Companies During Earn-Out Period. From and after the Closing and through and until December 31, 2009:
          (a) The Principal Equity Holder, on behalf of the Equity Holders, acknowledges, understands and agrees that, after the Closing, Purchaser and its Affiliates (including, from and after the Closing, the Surviving Entity and its Subsidiaries) (i) have complete control and sole and absolute discretion with respect to decisions concerning the operations of the business and assets of Company and its Subsidiaries and (ii) are only required to take actions in connection with Company and its Subsidiaries that Purchaser and its Affiliates believe to be in the best interests of Purchaser and, as applicable, its Affiliates, and do not owe any duties to the Equity Holders or their Affiliates by virtue of Section 2.13 or this Section 2.14 (other than to make the Earn-Out Payment); provided, however, (A) Purchaser shall not cause Company to take or fail to take any action, and Company shall not take or fail to take any action, in any such event with the purpose of frustrating the ability of the Principal Equity Holder, on behalf of the Equity Holders, to receive the maximum permissible Earn-Out Payment pursuant to Section 2.13 hereof and (B) Purchaser shall not sell, transfer, assign or otherwise dispose of (directly or indirectly) outside of the ordinary course of business assets used primarily in Company’s business to a Person who is an Affiliate of Purchaser.
          (b) In the event that Company or any of its Subsidiaries disposes of (i) any business set forth in Section 2.14(b) of the Company Disclosure Schedule (each of such businesses, a “Specified Sold Business”), the Earn-Out EBITDA shall be calculated including (A) any actual EBITDA contribution from such Specified Sold Business from January 1, 2009 through the date of disposition of such Specified Sold Business and (B) the projected EBITDA contribution from the date of disposition of such

Specified Sold Business through December 31, 2009 as set forth in the Company’s budget for fiscal year 2009; or (ii) any other group of assets, Person, division operating unit, segment, business, or line of business (any such business, an “Other Sold Business”), (x) the Earn-Out EBITDA shall be calculated after having excluded any EBITDA contribution from such Other Sold Business and (y) each of the Earn-Out EBITDA Thresholds shall be proportionately reduced by a percentage equal to (A) the EBITDA contributed by such Other Sold Business divided by (B) the EBITDA of Company, in each case, for the twelve-month period ending on the last day of the fiscal quarter immediately preceding such disposition.
          (c) In the event Purchaser shall (1) sell, transfer, assign or otherwise dispose of (directly or indirectly) all or substantially all of the business assets used primarily in Company’s business to a Person who is not an Affiliate of Purchaser, or (2) consummate any consolidation, merger, combination or other similar transaction in which the voting control of the surviving entity is transferred to a Person who is not an Affiliate of Purchaser, or (3) sell, transfer, assign or otherwise dispose of (directly or indirectly) voting equity interests in Company if as a result of such sale, transfer, assignment or disposition voting control of the surviving entity is transferred to a Person who is not an Affiliate of Purchaser, the obligations of Purchaser hereunder shall be accelerated and the Principal Equity Holder, on behalf of the Equity Holders, shall immediately be entitled to and promptly receive $50,000,000 minus the Transaction Expenses set forth in Section 2.13(e) of the Company Disclosure Schedule.
          (d) No later than 45 days after the end of the fiscal quarters ending March 31, June 30 and September 30, 2009, Company shall provide to the Principal Equity Holder such financial information and management reports as are provided to the lenders under any Indebtedness of Company along with other backup information on “EBITDA” reasonably requested by Principal Equity Holder and readily available.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Except as set forth on the Company Disclosure Schedule to the extent set forth in Section 10.9 hereof or as set forth in Company’s Annual Reports on Form 10-K for the years ended December 31, 2006 and December 31, 2007, Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 and Company’s Current Reports on Form 8-K filed since January 1, 2008, in each case, filed with the SEC by the Company prior to the date hereof (excluding disclosures set forth in the “Risk Factors” section, “Forward-Looking Statements” or any other forward looking statements that are cautionary in nature), Company represents and warrants to Purchaser and Merger Sub as follows:

     Section 3.1 Corporate Status. Each of Company and its Subsidiaries is duly incorporated or organized and validly existing under the Laws of its governing jurisdiction and each (a) has all requisite corporate or limited liability company power and authority to carry on its business as it is now being conducted and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of the Business requires it to be so qualified, except, in the case of clause (b), where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
     Section 3.2 Authorization. Company has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Managers of Company and no other limited liability company proceedings are necessary for Company to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 3.3 No Conflict. Except as set forth in Section 3.3 of the Company Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 3.4 have been obtained or made, or have expired, the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby will not (a) violate any applicable Law or Governmental Order to which Company or the Subsidiaries of Company are subject or by which any properties or assets of Company or any Subsidiary of Company are bound, (b) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration, cancellation, termination or modification of or create in any party the right to accelerate, modify, terminate, cancel, or require the consent of any Person under any Company Contract or (c) violate the charter, bylaws or other organizational documents of Company or the Subsidiaries of Company, other than, in the case of clauses (a) and (b) above, any such violations, conflicts, breaches, defaults, cancellations, modifications, terminations, accelerations or rights that would not reasonably be expected to have a Material Adverse Effect and would not materially impair or delay Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
     Section 3.4 Governmental Filings. No filings or registrations with, notifications to, or authorizations, consents or approvals of, a Governmental Entity

(collectively, “Governmental Filings”) are required to be obtained or made by Company or the Subsidiaries of Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except (a) compliance with and filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (b) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), (c) Governmental Filings set forth on Section 3.4 of the Company Disclosure Schedule and (d) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and would not materially impair or delay Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
     Section 3.5 Capital Structure.
          (a) The authorized capital stock of Company consists of (i) 9,500,000 Class A Units, (ii) 200,000 Class B Units, and (iii) 300,000 Class C Units. As of July 24, 2008 (the “Capitalization Date”), Company had (i) 890,985 Class A Units issued and outstanding, (ii) 77,627 Class B Units issued and outstanding, and (iii) 121,641 Class C Units issued and outstanding. Except as set forth in the Company Operating Agreement and except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Units are duly authorized, validly issued, fully paid and nonassessable, free and clear of Encumbrances and have not been issued in violation of preemptive or similar rights. Except as set forth in the Company Operating Agreement and except as set forth in Section 3.5(a) of the Company Disclosure Schedule, there are no (i) equity interests reserved for issuance, (ii) outstanding obligations, options, warrants, convertible securities or other rights, agreements or commitments relating to the equity interests of Company or obligating Company to issue or sell or otherwise transfer equity interests of Company, (iii) outstanding obligations of Company to repurchase, redeem or otherwise acquire equity interests of Company or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or (iv) voting trusts, equity holder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the equity interests of Company. From the Capitalization Date to the date of this Agreement, there have been no changes to the information set forth in this Section 3.5. Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of equity interests of Company or any of its Subsidiaries on any matter. Company has made available to Purchaser a complete and correct copy of the Company Operating Agreement, as in effect on the date hereof.
          (b) Section 3.5(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all Subsidiaries of Company, including its name, its jurisdiction of incorporation or organization, its authorized and outstanding capital stock (or other equity interests) and the percentage of its outstanding capital stock (or other equity interests) owned by Company or a Subsidiary of Company (as applicable). Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the shares of outstanding capital stock (or other equity interests) of the Subsidiaries of Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of preemptive or similar rights, and are held of record by Company or a Subsidiary of Company (as applicable), free and clear of Encumbrances. Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, there are no (i) equity interests of any Subsidiary of Company reserved for issuance (ii) outstanding obligations, options, warrants, convertible securities or other rights, agreements or commitments relating to the capital stock (or other equity interests) of the Subsidiaries of Company or obligating Company or its Subsidiaries to issue or sell or otherwise transfer shares of the capital stock (or other equity interests) of the Subsidiaries of Company, (iii) outstanding obligations of the Subsidiaries of Company to repurchase, redeem or otherwise acquire shares of their respective capital stock (or other equity interests) or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or (iv) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock (or other equity interests) of the Subsidiaries of Company. No Subsidiary of Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders or holder of equity interests of Company or any of its Subsidiaries on any matter. Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, Company has made available to Purchaser complete and correct copies of its Subsidiaries’ certificates of incorporation and bylaws (or other similar constituent documents), as in effect on the date hereof.
          (c) Other than the Subsidiaries of Company or as otherwise set forth in Section 3.5(c) of the Company Disclosure Schedule, there are no Persons in which any of Company or its Subsidiaries owns any equity interest.
          (d) As of the date of this Agreement the only outstanding Indebtedness of Company and its Subsidiaries is: (i) $257,279,285.72 of outstanding principal amount of Indebtedness under the Credit Facility, plus accrued and unpaid interest; (ii) $178,865,040.21 principal amount of the Notes outstanding, plus accrued and unpaid interest; (iii) $32,399,835 face amount in outstanding letters of credit; and (iv) those amounts set forth in Section 3.5(d) of the Company Disclosure Schedule.
     Section 3.6 SEC Filings.
          (a) Company has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and did not at the time they were filed (or if amended, restated or superseded prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Company is subject to the periodic reporting requirements of the Exchange Act. Company has made available (including, by making such documents publicly available) to Purchaser correct and complete copies of all material correspondence between the SEC, on the one hand, and Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2005 and prior to the date hereof. To the Knowledge of Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
          (b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents and the consolidated financial statements as of and for the quarterly period ended June 30, 2008 set forth in Section 3.6(b) of the Company Disclosure Schedule (collectively, the “Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC with respect to unaudited interim financial statements filed on Form 10-Q, Form 8-K or any successor form under the Exchange Act, and (iii) fairly presented, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end adjustments, and the absence of footnotes).
          (c) Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all material information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and, to the Knowledge of Company, such disclosure controls and procedures are effective in timely alerting Company’s principal executive officer and its principal financial officer to material information required to be included in Company’s periodic reports required under the Exchange Act. As of December 31, 2007, Company has concluded, following an evaluation under the supervision and with the participation of Company’s principal executive officer and its principal financial officer of the effectiveness of Company’s disclosure controls and procedures, that Company’s disclosure controls and procedures were effective.
     Section 3.7 Undisclosed Liabilities. Except for liabilities (a) which are accrued or reserved against in the Balance Sheet (or reflected in the notes thereto), (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice which would not reasonably be expected to have a Material Adverse Effect, or (c) included as Transaction Expenses in the calculation of Initial Cash Merger Consideration, Company and its Subsidiaries do not have any material liabilities of any nature, whether or not accrued, contingent or otherwise.
     Section 3.8 Absence of Certain Changes. Except as set forth in Section 3.8 of the Company Disclosure Schedule, from the Balance Sheet Date, there has not occurred any Material Adverse Change. Except as expressly contemplated by this Agreement or as set forth in Section 3.8 of the Company Disclosure Schedule, from the Balance Sheet Date through the date of this Agreement, Company and its Subsidiaries have conducted the Business in the ordinary course in all material respects, and none of Company or its Subsidiaries has:
          (a) amended its charter or bylaws or other organizational documents;
          (b) adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, restructuring, recapitalization, amalgamation or other reorganization;
          (c) (i) issued, sold, transferred, pledged, disposed of or suffered any Encumbrance on any shares of its capital stock (or other equity interests) or other securities, (ii) granted any options, warrants or other rights to purchase or obtain any shares of its capital stock (or other equity interests) or other securities, (iii) split, combined, subdivided or reclassified any shares of its capital stock (or other equity interests), (iv) established a record date for, declared, set aside or paid any dividend or other distribution, other than any dividend or distribution by a wholly-owned Subsidiary of Company to any of Company or another wholly-owned Subsidiary of Company or (v) redeemed, purchased or otherwise acquired any shares of its capital stock (or other equity securities);
          (d) (i) redeemed, repurchased, prepaid, made any principal payments on, defeased, cancelled, incurred or otherwise acquired, modified the terms of, issued any or assumed, guaranteed or endorsed, or otherwise became responsible for any Indebtedness, other than Indebtedness for letters of credit or fidelity, surety or completion bonds, in each case, entered into in the ordinary course of business or (ii) granted any Encumbrance (other than Permitted Encumbrances) in any assets to secure any Indebtedness;
          (e) made any loan, advance or capital contribution to or investment in any Person, other than wholly-owned Subsidiaries, in excess of $500,000;
          (f) except as required under the terms of any Company Plan, collective bargaining agreement or Individual Agreement disclosed in the Company Disclosure Schedule or as required by Law (it being understood that the foregoing exceptions shall be disregarded in their entirety for purposes of this Section 3.8(f), but fully applicable in respect of Section 6.1), (i) increased (A) the benefits under any Company Plan, Individual Agreement or otherwise for any consultant whose total annual compensation exceeds $150,000 or any officer (which term shall not include security officers unless they serve as company officers) or director of any of Company or its Subsidiaries or (B) the compensation payable to any such officer, director or consultant of any of Company or its Subsidiaries, (ii) amended or adopted any Company Plan or Individual Agreement, or (iii) terminated the services of any such officer, director or consultant of any of Company or its Subsidiaries except, in each of clauses (i), (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially increase the liabilities and obligations of the Company after the Closing;
          (g) entered into or consummated any transaction involving the acquisition of the business, stock, rights, assets or other properties of any other Person for consideration in excess of $2,000,000, except pursuant to existing Contracts provided to Purchaser prior to the date hereof;
          (h) sold, leased, pledged, licensed or otherwise disposed of any amount of assets, rights or property (whether real, personal, tangible or intangible, and including Intellectual Property) for consideration in excess of $1,000,000, except pursuant to existing Contracts provided to Purchaser prior to the date hereof;
          (i) except as may be required as a result of a change in Law or in GAAP, changed any of its accounting principles or practices;
          (j) made or rescinded any material tax election with respect to Company or its Subsidiaries, other than in the ordinary course of business;
          (k) (i) compromised or settled any Action (A) resulting in an obligation to pay more than $500,000 for any individual Action or $4,000,000 for all Actions in the aggregate (other than with respect to any claims for workers compensation in the ordinary course of business) or (B) that restricts the operation of the Business as currently conducted, or (ii) compromised or settled any Action in respect of a claim to receive any payment of more than $500,000 for any individual claim or $4,000,000 for all claims in the aggregate (other than with respect to any claims for workers compensation in the ordinary course of business);
          (l) entered into, renewed, materially amended, failed to renew, cancelled or terminated any Company Contract or Contract which if entered into prior to the date hereof would be a Company Contract, other than in the ordinary course of business;
          (m) failed to maintain in full force and effect the material insurance policies covering Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;
          (n) except as may be required by Law, entered into, amended in any material respect, extended or otherwise modified in any material respect any collective bargaining agreement; or
          (o) agreed or committed to take any of the actions described in Sections 3.8(a) through 3.8(n).
     Section 3.9 Legal Proceedings. (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, there are no Actions pending or, to the Knowledge of Company, threatened against Company or the Subsidiaries of Company, which (i) if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby.
          (b) Except as set forth in Section 3.9 of the Company Disclosure Schedule, none of Company or its Subsidiaries is subject to any Governmental Order or settlement agreement or, to the Knowledge of Company, continuing investigation by any Governmental Entity, which would reasonably be expected to have a Material Adverse Effect or would materially impair or delay Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
     Section 3.10 Compliance with Laws. Except as set forth in Section 3.10 of the Company Disclosure Schedule, Company and its Subsidiaries have been since January 1, 2006, and are currently operating the Business in compliance with applicable Laws (other than with respect to Environment Laws, which are the subject of Section 3.11), other than non-compliance with applicable Laws that would not reasonably be expected to have a Material Adverse Effect. All approvals, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the Business as currently conducted have been obtained by one or more of Company or its Subsidiaries and except as set forth on Section 3.10 of the Company Disclosure Schedule, all such Permits are in full force and effect and the Business is being operated in compliance therewith, and there are no Actions pending or, to the Knowledge of Company, threatened to terminate rights under any such Permits, except, in each case, as would not reasonably be expected to have a Material Adverse Effect (except that this sentence shall not apply to Permits covered by Section 3.11(a)).
     Section 3.11 Environmental Matters. Except as set forth in Section 3.11 of the Company Disclosure Schedule, or as would not reasonably be expected to have a Material Adverse Effect:
          (a) Each of Company and its Subsidiaries has obtained all Permits that are required under applicable Environmental Law for the operation of the Business as currently being conducted and all such Permits are in full force and effect and the Business is being operated in compliance therewith and there are no Actions pending or, to the Knowledge of Company, threatened to terminate rights under any such Permits;
          (b) Each of Company and its Subsidiaries is operating the Business in compliance with, and, to the Knowledge of Company, has not violated any, Environmental Laws;
          (c) To the Knowledge of Company, neither Company nor any of its Subsidiaries has caused a release or discharge of any Hazardous Substances on, under, in, from or about the Leased Real Property or any other location; and, to the Knowledge of Company, there have been no Hazardous Substances that have been released or discharged on, under, in, from or about the Leased Real Property, any real property formerly leased by Company or any of its Subsidiaries, or any property at which Company or its Subsidiaries perform or have performed services as to which Company or any of its Subsidiaries is reasonably likely to be subject to liability;
          (d) none of Company or its Subsidiaries has received any written notice, demand, letter, information request or claim alleging a violation or liability under any Environmental Law or a liability relating to the release of or exposure to Hazardous Substances; none of Company or its Subsidiaries is party to any Action or Governmental Order alleging material liability under any Environmental Law or relating to Hazardous Substances;
          (e) None of Company or its Subsidiaries has, in connection with the sale or acquisition of assets or a business, expressly agreed to assume or retain liabilities pursuant to applicable Environmental Law or relating to Hazardous Substances, that would reasonably be expected to result in a claim against Company or any of its Subsidiaries; and
          (f) Company has made available all reports containing material information relating to actual or potential liability of Company pursuant to applicable Environmental Law or with respect to the release of or exposure to Hazardous Substances, that are in the possession of Company or any of its Subsidiaries, and that have been prepared (i) since January 1, 2005, or (ii) prior to that time, of which Company has Knowledge.
          (g) As used herein, “Environmental Law” means any Law regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health and safety with respect to the release of or exposure to Hazardous Substances. “Hazardous Substance” means any substance that is (i) listed, classified, regulated or defined pursuant to Environmental Law, (ii) any pollutant, contaminant, hazardous waste, hazardous substance, hazardous material, toxic substance, deleterious substance or dangerous good and (iii) any petroleum product or by-product and any asbestos-containing material.
     Section 3.12 Taxes. Except as set forth in Section 3.12 of the Company Disclosure Schedule: (a) Company and its Subsidiaries (i) have timely filed (taking into account valid extensions) all material Tax Returns required to have been filed by them and all such Tax Returns are complete and correct in all material respects, (ii) have timely paid all material Taxes due and payable with respect to such Tax Returns and (iii) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, have made adequate accruals for such Taxes on the Financial Statements as required by GAAP; (b) there are no pending or, to the Knowledge of Company, threatened Actions for the assessment or collection of material Taxes with respect to any of Company or its Subsidiaries; (c) there are no liens for material Taxes against any of the assets of any of Company or its Subsidiaries, other than Permitted Encumbrances; (d) none of Company or its Subsidiaries has executed or filed with any Tax authority any agreement extending the period for assessment or collection of any material Taxes; (e) no written claim has been received from a Governmental Entity in a jurisdiction where Company or any Subsidiary does not file Tax Returns asserting that Company or any Subsidiary is or may be subject to taxation in any such jurisdiction; (f) Company and its Subsidiaries have materially complied with all applicable Tax Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid under all applicable Tax Laws; (g) for U.S. federal income tax purposes Company and each of its Subsidiaries, other than Allied Security Finance Corp., are treated as partnerships or disregarded entities and are not taxable as corporations and have not been taxable as corporations since their respective formations; (h) other than the Company Operating Agreement, neither Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (i) neither Company nor any of its Subsidiaries has participated in or has any liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; (j) Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes has made and maintained a valid election under Section 754 of the Code; (k) no closing agreement pursuant to Section

7121 of the Code (or any similar provision of any state, local or foreign law) has been entered into by or with respect to Company or any of its Subsidiaries; (l) neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date; and (m) none of Company’s or any of its Subsidiaries’ section 197 intangibles described in subparagraph (A) or (B) of Section 197(d)(1) of the Code are excluded from the term “amortizable Section 197 intangible” by reason of Section 197(f)(9) of the Code.
     Section 3.13 Labor. Except as set forth in Section 3.13 of the Company Disclosure Schedule: (a) none of Company or its Subsidiaries is a party to any collective bargaining agreement or similar arrangement with any labor union, including any memorandum of understanding or neutrality agreement, applicable to employees of any of Company or its Subsidiaries, nor is any such agreement currently being negotiated; (b) no work stoppage, strike, slowdown or similar labor dispute involving any of Company or its Subsidiaries is pending, has occurred in the two years preceding the date hereof or, to the Knowledge of Company, is threatened; (c) to the Knowledge of Company, no union organization effort is presently being made or threatened on behalf of any labor union with respect to employees of Company or its Subsidiaries; (d) there is no material unfair labor practice charge or complaint pending or, to the Knowledge of Company or its Subsidiaries, threatened against or otherwise affecting Company or its Subsidiaries; (e) neither Company nor any of its Subsidiaries is a party to, otherwise bound by, or the subject of any consent decree with any Governmental Entity relating to employees or employment practices; (f) neither Company nor any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” since January 1, 2006 that gave rise or would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, rule or regulation, “WARN”); and (g) Company and its Subsidiaries are operating the Business in compliance with all Labor Laws relating to employees or employment practices, other than non-compliance which would not reasonably be expected to have a Material Adverse Effect. “Labor Laws” means any applicable Law relating to employment standards, health and safety, labor relations, unemployment and workers’ compensation insurance, equal opportunity, and/or wages, hours and terms and conditions of employment.

     Section 3.14 Employee Benefit Plans.
          (a) Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of each (i) material deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, arrangement, program or agreement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); and each other material employee benefit plan, fund, program or agreement, that in each case is sponsored, maintained or contributed to by Company or its Subsidiaries or to which Company or its Subsidiaries is a party or under which Company or its Subsidiaries currently has or would reasonably be expected in the future have any liability, that, in any such case, is for the benefit of any current or former employee, consultant, officer or director of Company or any of its Subsidiaries (whether or not material, the “Plans”); and (ii) each material employment, termination or severance agreement that is sponsored or maintained by Company, any of its Subsidiaries or the Principal Equity Holder, or to which Company, its Subsidiaries, or the Principal Equity Holder is a party or under which Company, its Subsidiaries or the Principal Equity Holder currently has or would reasonably be expected in the future have any liability (the “Individual Agreements”). Section 3.14(a) of the Company Disclosure Schedule indicates which of the Plans are sponsored, entered into, or maintained solely by Company or any of its Subsidiaries (the “Company Plans”).
          (b) Company has heretofore made available to Purchaser true and complete copies of each Plan and Individual Agreement, other than any “multiemployer plan,” as defined in Section 3(37) of ERISA, and any amendments thereto and, with respect to each Plan, any related trust or other funding vehicle and any reports or summaries required under ERISA or the Code (as well as any actuarial or periodic reports that are regularly produced in respect of such Plan).
          (c) Except as set forth on Section 3.14(c) of the Company Disclosure Schedule, no Plan is (i) a “defined benefit plan” described in Section 414(j) of the Code, or (ii) a “multiemployer pension plan,” as defined in section 3(37) of ERISA, and none of Company or its Subsidiaries would reasonably be expected to have any liability in respect of any such defined benefit plan or multiemployer plan by reason of its affiliation with any business or entity.
          (d) Each Plan and Individual Agreement has been established, operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.
          (e) Except as would not reasonably be likely to result in a Material Adverse Effect, with respect to each Plan that is not a Company Plan, no event or circumstance exists that would be expected to result in liability to Purchaser.

          (f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, no Plan or Individual Agreement provides medical, surgical, hospitalization, death, life or other insurance or similar benefits (whether or not insured) for current or former employees, officers, consultants or directors of Company or any Subsidiary thereof for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.
          (g) Except as set forth in Section 3.14(g) of the Company Disclosure Schedule, the entry into this Agreement, approval hereof and consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event) will not (i) entitle any current or former employee, officer, consultant or director of Company or any of its Subsidiaries to severance pay, or other payment under any Plan or Individual Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, under any Plan or Individual Agreement, or (iii) result in any payment or benefit that is not deductible by reason of Section 280G of the Code.
          (h) There are no material pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) or any Individual Agreement.
     Section 3.15 Company Contracts.
          (a) Section 3.15(a) of the Company Disclosure Schedule identifies Contracts in effect as of the date of this Agreement to which any of Company or its Subsidiaries is a party or by which any of them is otherwise expressly bound, which are in the categories listed below (collectively, the “Company Contracts”); provided, however, that a Contract referenced by more than one description need only be listed once on the Company Disclosure Schedule:
          (i) any partnership, joint venture, profits sharing or similar Contract with a third party;
          (ii) any Individual Agreement or consulting Contract requiring payment by Company or any of its Subsidiaries of base annual compensation in excess of $200,000;
          (iii) any Contract that limits or purports to limit the ability of Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;
          (iv) any Contract relating to the incurrence of Indebtedness in excess of $2,000,000;

          (v) any Contract with representatives, sales agencies or franchisees which in any case involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Company or its Subsidiaries of more than $2,000,000 annually or on a one time basis;
          (vi) any Contract with customers that involve the payment to Company or its Subsidiaries of more than $5,000,000 annually;
          (vii) any Contract that commits capital expenditures after the date hereof in an amount in excess of $2,000,000;
          (viii) any Contract entered into within the past five years relating to the disposition or acquisition of any assets and properties individually or in the aggregate material to the Business and under which Company or its Subsidiaries has a continuing obligation with respect to an “earn-out”, contingent purchase price or similar contingent payment obligation or a continuing indemnification obligation of Company;
          (ix) any fidelity or surety bond or completion bond;
          (x) any Contract entered into between or among Company or its Subsidiaries, on the one hand, and any Equity Holder, officer, manager, director or Affiliate (other than Company or any of its Subsidiaries) of an Equity Holder, on the other hand, other than Contracts for the provision of security guarding or background screening services entered into in the ordinary course of business;
          (xi) any Contracts that contain any severance pay or provide for payments to be made in the event of a change in control of Company;
          (xii) any collective bargaining agreement or similar written agreement with any labor union;
          (xiii) any Contract entered into outside of the ordinary course of business by which either Company or any Subsidiary of Company grants or is granted any rights to any material Intellectual Property;
          (xiv) any other Contract, not otherwise covered by clauses (i) through (xiii) of this Section 3.15(a), that requires payments by or to any of Company or its Subsidiaries in excess of $5,000,000 during the current fiscal year; and

          (xv) other than any non-binding bid, any commitment to enter into any agreement of the type described in clauses (i) through (xiv) of this Section 3.15(a).
          (b) Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, as of the date hereof, the Purchaser either has been supplied with, or has been given access to, a true and correct copy of all written Company Contracts, together with all material amendments, waivers or other changes thereto. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (i) each Company Contract (A) constitutes a valid and binding obligation of Company or the Subsidiary of Company party thereto and (B) assuming such Company Contract is a valid and binding obligation of and enforceable against the other parties thereto, is enforceable against Company or the Subsidiary of Company that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and (ii) none of Company or its Subsidiaries is in breach or default under any Company Contract, except, in each case, where such breach or default, would not reasonably be expected to have a Material Adverse Effect (and none of Company or its Subsidiaries has given notice of a material breach of default to any other party thereunder).
     Section 3.16 Insurance. Section 3.16 of the Company Disclosure Schedule contains a correct and complete list of all insurance policies maintained by or on behalf of Company and its Subsidiaries with respect to their properties, assets and the Business as of the date hereof (the “Current Policies ”), including summaries of the material terms of such insurance policies. All unexpired insurance policies (including policies under which claims are pending or could be filed) relating to the Business that have been issued since January 1, 2003 (a) have been issued by insurers which, to the Knowledge of Company, are reputable and financially sound, (b) provide coverage for the operations conducted by Company and its Subsidiaries of a scope and coverage consistent, in all material respects, with customary practice in the industries in which Company and its Subsidiaries operate and (c) are in full force and effect. The Current Policies are in full force and effect. Company makes no representation or warranty that such insurance will be continued or is continuable after the Closing. As of the date hereof, there is no claim by Company or any of its Subsidiaries pending under any such policies as to which coverage has been denied or disputed in writing by the applicable insurer. All premiums due and payable under all such policies have been paid and Company or its Subsidiary, as applicable, is in compliance with the terms and conditions of such policies other than non-compliance which would not reasonably be expected to have a Material Adverse Effect. Since the inception of the Current Policies, no written notice of cancellation, termination or non-renewal has been received by Company with respect to any of such policies.
     Section 3.17 Title to Assets; Real Property.

          (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule and for any exceptions which would not reasonably be expected to have a Material Adverse Effect, Company and its Subsidiaries have good and valid title to, or a valid right to use, the personal property shown on the Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances other than Permitted Encumbrances, except for personal property disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date.
          (b) Company and its Subsidiaries do not own any real property.
          (c) Section 3.17(c) of the Company Disclosure Schedule sets forth a list of all of the material leases, material subleases or other material instruments or material permits pursuant to which Company or any of its Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property (the “Company Leases”) and each leased or subleased parcel of real property in which Company or any of its Subsidiaries is a tenant, subtenant or occupant thereunder (the “Leased Real Property”). The Company has delivered or made available to Purchaser true and complete copies of the Company Leases. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, (i) each Company Lease (A) constitutes a valid and binding obligation of Company or the Subsidiary of Company party thereto and (B) assuming such Company Lease is a valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against Company or the Subsidiary of Company that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); (ii) none of Company or its Subsidiaries is in breach or default under any Company Lease, except, in each case, where such breach or default, would not reasonably be expected to have a Material Adverse Effect; (iii) since January 1, 2006, none of Company or its Subsidiaries has received or delivered a written notice of default or objection to any party to any Company Lease to pay and perform its obligations, and, to the Knowledge of Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification, cancellation or acceleration of rent under such Company Lease, except, in each case, as would not reasonably be expected to have a Material Adverse Effect; and (iv) Company or one of its Subsidiaries, as applicable, holds a good and valid leasehold interest in all Leased Real Property free and clear of all Encumbrances, other than Permitted Encumbrances.
          (d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, Company is not a party to any lease, sublease, concession agreement, use and occupancy agreement, assignment or similar arrangement under which Company or any of its Subsidiaries is a sub-lessor or assignor of the Leased Real Property.

     Section 3.18 Intellectual Property.
          (a) Section 3.18(a) of the Company Disclosure Schedule sets forth, for Company Intellectual Property owned by any of Company or its Subsidiaries, a list of all material (i) issued Patents, (ii) Trademark applications and registrations (including internet domain name registrations) and (iii) Copyright applications and registrations.
          (b) Except as would not reasonably be expected to have a Material Adverse Effect, or as set forth in Section 3.18(b) of the Company Disclosure Schedule, (i) the conduct of the Business as currently conducted does not infringe or otherwise violate any Person’s Intellectual Property, and there is no such claim pending or threatened against any of Company or its Subsidiaries, and (ii) to the Knowledge of Company, no Person is infringing or otherwise violating any Company Intellectual Property owned by any of Company or its Subsidiaries, and no such claims are pending or threatened against any Person by any of Company or its Subsidiaries.
     Section 3.19 Affiliate Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedule and except for Contracts for the provision of security guarding or background screening services entered into in the ordinary course of business on arms’ length terms, there are no Contracts providing for the provision of services or any other business arrangements between any of Company or its Subsidiaries, on the one hand, and any Equity Holder, officer, manager, director or Affiliate (other than Company or any of its Subsidiaries) of any Equity Holder, on the other hand.
     Section 3.20 No Appraisal Rights; No Vote of Equity Holders. No Equity Holder has any appraisal rights or dissenters’ rights to demand an appraisal of Units, including any of the foregoing that would be triggered by or be applicable to the Merger. No vote or other action of any Equity Holders is required by Law or the Company Operating Agreement to approve this Agreement, approve the transactions contemplated by this Agreement or consummate the Merger and the other transactions contemplated hereby.
     Section 3.21 Brokers. No broker, investment banker, financial advisor or other Person, other than Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., the fees and expenses for which shall be paid by Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Company or any of its Affiliates. Prior to the date hereof, Company has delivered to Purchaser complete (other than redacted fee information) and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Persons to whom such fees are payable and, at Closing, Company shall deliver to Purchaser complete and accurate copies of all such Contracts.

     Section 3.22 Disclaimer of Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER, MERGER SUB OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY COMPANY.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PRINCIPAL EQUITY HOLDER
     The Principal Equity Holder represents and warrants to Purchaser and Merger Sub as follows:
     Section 4.1 Corporate Status. The Principal Equity Holder is duly incorporated and validly existing under the Laws of Delaware and (a) has all requisite corporate power and authority to carry on its business as it is now being conducted and (b) is duly qualified to do business and is in good standing in its jurisdiction of organization.
     Section 4.2 Authorization. The Principal Equity Holder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby, including acting as disbursement agent for the disbursement of the Merger Consideration to the Equity Holders. The execution and delivery of this Agreement by the Principal Equity Holder and the consummation by the Principal Equity Holder of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Principal Equity Holder and no other corporate proceedings are necessary for the Principal Equity Holder to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Principal Equity Holder, and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes a valid and binding obligation of the Principal Equity Holder, enforceable against the Principal Equity Holder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 4.3 No Conflict. Assuming all Governmental Filings and waiting periods described in or contemplated by Section 3.4 have been obtained or made, or have expired, the execution and delivery of this Agreement by the Principal Equity Holder and the consummation by the Principal Equity Holder of the transactions contemplated hereby will not (a) violate any applicable Law or Governmental Order to which the Principal Equity Holder is subject or by which any properties or assets of the

Principal Equity Holder are bound, (b) except as set forth on Section 4.3 of the Company Disclosure Schedule, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration, cancellation, termination or modification of or create in any party the right to accelerate, modify, terminate, cancel, or require the consent of any Person under any material Contract to which the Principal Equity Holder is bound or (c) violate the charter, bylaws or other organizational documents of the Principal Equity Holder, other than, in the case of clauses (a) and (b) above, any such violations, conflicts, breaches, defaults, cancellations, modifications, terminations, accelerations or rights that would not reasonably be expected to materially impair or delay the Principal Equity Holder’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
     Section 4.4 Brokers. Neither the Principal Equity Holder nor any of its Affiliates (other than Company or its Subsidiaries) has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Purchaser, Merger Sub, Company or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
     Section 4.5 Disclaimer of Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, THE PRINCIPAL EQUITY HOLDER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER, MERGER SUB OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY THE PRINCIPAL EQUITY HOLDER.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser and Merger Sub represent and warrant to the Principal Equity Holder and Company as follows:
     Section 5.1 Corporate Status. Each of Purchaser and Merger Sub is duly organized and validly existing under the Laws of its governing jurisdiction and (a) has all requisite limited liability company power and authority to carry on its business as it is now being conducted and (b) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its respective business requires it to be so qualified, except, in the case of clause (b), where the failure to be so qualified would not reasonably be expected to materially impair or delay each of Purchaser’s or Merger Sub’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby.

     Section 5.2 Authorization. Each of Purchaser and Merger Sub has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Purchaser and Merger Sub and the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by (i) the managing member of Purchaser, (ii) the managing member of Merger Sub, and (iii) Purchaser as the managing member of Merger Sub, and no other limited liability company proceedings are necessary for Purchaser or Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a valid and binding obligation of each of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.3 No Conflict. Assuming all Governmental Filings and waiting periods described in or contemplated by Section 5.4 have been obtained or made, or have expired, the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby will not (a) violate any applicable Law or Governmental Order to which Purchaser and Merger Sub are subject or by which any properties or assets of Purchaser and Merger Sub are bound, (b) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration, cancellation, termination or modification of or create in any party the right to accelerate, modify, terminate, cancel, or require the consent of any Person under any material Contract to which Purchaser or Merger Sub are bound or (c) violate the charter, bylaws or other organizational documents of Purchaser or Merger Sub, other than, in the case of clauses (a) and (b) above, any such violations, conflicts, breaches, defaults, cancellations, modifications, terminations, accelerations or rights that would not reasonably be expected to materially impair or delay Purchaser’s or Merger Sub’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
     Section 5.4 Government Filings. No Governmental Filings are required to be obtained or made by any of Purchaser, Merger Sub or their respective Affiliates in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub or the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby (collectively, the “Purchaser Governmental Filings”), except (a) compliance with and filings under the Exchange Act, (b) compliance with and filings under the HSR Act and (c) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to materially impair or delay each of Purchaser’s or Merger Sub’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby.
     Section 5.5 Legal Proceedings. There are no Actions pending or, to the knowledge of Purchaser or Merger Sub, threatened in writing against any of Purchaser, Merger Sub or their respective Affiliates, which (a) if adversely determined, would reasonably be expected to materially impair or delay each of Purchaser’s or Merger Sub’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby or (b) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. Neither Purchaser, Merger Sub nor any of their respective Affiliates is subject to any Governmental Order or settlement agreement or, to the knowledge of Purchaser or Merger Sub, continuing investigation by any Governmental Entity, that would reasonably be expected to materially impair or delay each of Purchaser’s or Merger Sub’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby.
     Section 5.6 Funding.
          (a) Exhibit C attached hereto sets forth true, accurate and complete copies of executed commitment letters from (i) Credit Suisse, Credit Suisse Securities (USA) LLC, General Electric Capital Corporation, GE Capital Markets, Inc., HSBC Bank USA, National Association and HSBC Securities (USA) Inc. (the “Senior Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Merger Sub for the purpose of funding the transactions contemplated hereby, and (ii) DLJ Investment Partners III, L.P., DLJ Investment Partners, L.P., IP III Plan Investors, L.P., OCM Mezzanine Fund II, L.P., Apollo Investment Corporation and Credit Suisse (the “Subordinated Debt Commitment Letter” and together with the Senior Debt Commitment Letter, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein from Merger Sub or the Surviving Entity for the purpose of funding the transactions contemplated hereby. The financing contemplated by the Debt Commitment Letters is referred to as the “Debt Financing.” Exhibit D attached hereto sets forth a true, accurate and complete copy of the executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitments”) from Blackstone Capital Partners V L.P. (the “Investor”) pursuant to which the Investor has committed to invest, or cause the investment of, the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).
          (b) As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Merger Sub and, if applicable, Purchaser and, to the knowledge of Merger Sub and, if applicable, Purchaser, the other parties thereto. Except for the fee letter and other side letters with respect to fee and other related arrangements (in each case, that do not relate to the availability or conditionality of the Debt Financing), there are no other agreements, side letters or arrangements relating to the Debt Financing as of the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or Merger Sub under any term or condition of the Financing Commitments, and, as of the date hereof, neither Purchaser nor Merger Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments or that any portion of the Financing to be made thereunder will otherwise not be available to Purchaser or Merger Sub on a timely basis to consummate the Merger. Purchaser and Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing, if and when funded in accordance with their terms, together with Company’s cash on hand at Closing, will be sufficient for the satisfaction of all of Purchaser’s and Merger Sub’s respective obligations under this Agreement payable at Closing, including the payment of the Gross Purchase Price and all fees and expenses and other obligations of Purchaser and Merger Sub payable at Closing relating to the transactions contemplated hereby (including any refinancing of Indebtedness of Purchaser or Merger Sub or the Business required in connection therewith, the “Required Amount”). Except for the payment of fees relating to the Financing, the Financing Commitments contain all of the material conditions precedent relating to the Financing.
          (c) Purchaser’s and Merger Sub’s respective obligations to consummate the Merger are not subject to any conditions regarding Purchaser’s, Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby; provided that the consequences of Purchaser’s or Merger Sub’s failure to do so are as provided in Section 8.3, subject to the limitations set forth therein and in Section 10.13.
     Section 5.7 Purchaser Guarantee. Purchaser has delivered to Company a true and complete copy of the Purchaser Guarantee. The Purchaser Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.
     Section 5.8 Solvency. As of the Effective Time, assuming (i) satisfaction of the conditions to Purchaser’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of Company and the Principal Equity Holder set forth in Article III and Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “knowledge”, materiality or “Material Adverse Effect” qualification or exception), and (iii) estimates, projections or forecasts provided by Company to Purchaser prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable and that Company performs substantially in accordance with such estimates, projections and forecasts, and after giving effect to the transactions contemplated by this Agreement, including the financing contemplated by the Financing Commitments, and the payment of the Base Merger Consideration, the repayment or refinancing of existing Indebtedness contemplated by Section 2.9(a) and Section 2.9(b) hereof, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all Transaction Expenses, each of Purchaser and the Surviving Entity will be Solvent following the Closing.
     Section 5.9 Brokers. None of Purchaser, Merger Sub or any of their Affiliates has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Company or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby prior to Closing.
     Section 5.10 No Reliance. Each of Purchaser and Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of Company and its Subsidiaries and the nature and condition of their respective properties and assets and the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation and the representations and warranties expressly set forth in Article III and Article IV and the certificates to be provided pursuant to Sections 7.2(e) and 7.2(f). Each of Purchaser and Merger Sub acknowledges that none of Company, the Equity Holders, the Subsidiaries of Company or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Company, its Subsidiaries or the Equity Holders except as expressly set forth herein. Without limiting the generality of the foregoing, Purchaser and Merger Sub acknowledge that none of Company, the Equity Holders, the Subsidiaries of Company or any other Person has made a representation or warranty to Purchaser or Merger Sub with respect to (a) any projections, estimates or budgets for the Business, Company or any of its Subsidiaries or (b) any material, documents or information relating to any of Company or its Subsidiaries made available to Purchaser, Merger Sub or their respective Representatives in the Electronic Data Room or any information memorandum, management presentation, question and answer session or otherwise, except as expressly covered by a representation or warranty set forth in Article III or Article IV or the certificates to be provided pursuant to Sections 7.2(e) and 7.2(f).

ARTICLE VI
COVENANTS
     Section 6.1 Conduct of the Business. From and after the date hereof, Company shall conduct its business, and shall cause its Subsidiaries to conduct their respective businesses, only in the ordinary course consistent with past practice and use its commercially reasonable efforts to (a) preserve the present business operations, organization and goodwill of Company and its Subsidiaries, and (b) preserve the present relationships with material customers and material suppliers of Company and its Subsidiaries. Without limiting the generality of the foregoing, except (i) as otherwise expressly contemplated by this Agreement, (ii) for actions approved by Purchaser in writing (which approval shall not be unreasonably withheld, conditioned, or delayed), (iii) as required by applicable Law or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, from and after the date hereof, Company shall not, and shall cause each of its Subsidiaries not to, take any action which, if taken from the Balance Sheet Date through the date hereof, would have been required to be disclosed on Section 3.8 of the Company Disclosure Schedule.
     Section 6.2 Employment Matters.
          (a) Following the Closing and until December 31, 2009, Purchaser shall, or shall cause its Subsidiaries to, provide to the Company Employees, compensation and employee benefits that are not materially less favorable in the aggregate than the compensation and benefits provided immediately prior to the Closing (excluding for purposes of such calculations, any equity-based compensation or benefits). Purchaser shall, or shall cause the Surviving Entity and its Subsidiaries to, perform all of their respective obligations under Company Plans as in effect immediately prior to the Closing.
          (b) Purchaser shall, or shall cause its Subsidiaries to, provide each Company Employee who incurs a termination of employment during the period following the Closing and ending December 31, 2009, with severance payments and severance benefits that are no less favorable than those to which such Company Employee would have been entitled under the policy applicable to Company Employees as of the Closing Date.
          (c) Purchaser shall, or shall cause its Affiliates, as applicable, to give Company Employees full credit for such Company Employees’ service with Company and its Subsidiaries for purposes of eligibility, vesting, and determination of the level of benefits (including for purposes of vacation, disability and severance), but not for purposes of benefit accruals under any defined benefit pension plan, to the same extent recognized by Company immediately prior to the Closing, under any benefit plans made available to employees or officers or any class or level of employees or officers of Purchaser or any of its Affiliates in which a Company Employee participates; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
          (d) Purchaser shall, or shall cause its Affiliates, as applicable, to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Purchaser or any of its Affiliates that provides health benefits in which Company Employees may be eligible to participate following the Closing, to the extent waived or satisfied with respect to such employees as of the Closing under the analogous Plan, (ii) honor any deductible, co- payment and out-of-pocket maximums incurred by Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Purchaser or any of its Affiliates in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Plan prior to the Closing.
          (e) This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto. Nothing in this Section 6.2 shall confer any rights or remedies of any kind or description upon any of the Company Employees, or their respective successors and assigns, and nothing in this Section 6.2 shall constitute an amendment to any Plan.
          (f) The provisions of this Section 6.2(a)-(e) shall not apply to any Company Unionized Employee, the terms of whose employment are governed by a CBA subject to Section 6.2(g), for so long as the terms of such individual’s employment are governed by such CBA.
          (g) With respect to Company Unionized Employees, Purchaser shall, or shall cause its Affiliates, as applicable, to assume and honor and continue in full force and effect the collective bargaining agreements set forth in Section 3.13(a) of the Company Disclosure Schedule and any successor agreements thereto (the “CBAs”) and provide such Company Unionized Employees with compensation and benefits as set forth in the CBAs. Prior to the Closing, to the extent required by Law or any CBA, Company and/or its Subsidiaries shall provide any required notice, including notice of the transactions contemplated by this Agreement, to the applicable labor unions representing Company Unionized Employees.
          (h) Company and its Subsidiaries shall not, at any time within the 90-day period prior to the Closing, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar triggering event, affecting in whole or in part any site of employment, facility, operating unit or employee of Company or its Subsidiaries, without notifying the Purchaser in advance and obtaining the advance approval of the Purchaser, and complying with all provisions of WARN; provided, however, that if a plant closing, mass layoff or other triggering event affecting in whole or in part a site of employment or facility is the direct result of the Contract with the customer at that site of employment or facility being canceled by the customer, then Company and its Subsidiaries need not obtain the advance approval of Purchaser but shall notify Purchaser in advance and comply with all provisions of WARN.
     Section 6.3 Publicity. Purchaser and Merger Sub, on the one hand, and Company, on the other hand, shall communicate and cooperate with each other prior to any press release or public disclosure of the transactions contemplated by this Agreement. Purchaser and Merger Sub, on the one hand, and Company, on the other hand, agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except such release or announcement as may be required by Law or the rules and regulations of any stock exchange upon which the securities of Company or one of its Affiliates or Purchaser or one of its Affiliates are listed, in which case the party required to make the release or announcement shall, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
     Section 6.4 Confidentiality.
          (a) Purchaser and its “representatives” (as such term is defined in the Confidentiality Agreement between Company and Blackstone Management Partners V LLC, dated as of January 14, 2008 (the “Confidentiality Agreement”)) shall treat all materials and information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligation of Purchaser and such representatives under this Section 6.4(a) shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 8.2.
          (b) From and after the Closing, Purchaser, on the one hand, and MacAndrews & Forbes, on the other hand, shall, and shall cause each of their respective Subsidiaries and Affiliates to, keep confidential all proprietary or nonpublic information regarding the other party or its Affiliates of which such party or its Affiliates may become aware in connection with the transactions contemplated by this Agreement, unless such information is required to be disclosed by Law or the rules and regulations of any stock exchange upon which the securities of such party, its Subsidiaries or any parent are listed; provided, that MacAndrews & Forbes or Purchaser, as the case may be, shall promptly notify the other party of such intended disclosure so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.4. In the event that such protective order or other remedy is not obtained, or that the obligation to seek such a protective order is waived, MacAndrews & Forbes or Purchaser, as the case may be, will furnish only such information which is legally required and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information.
          (c) The parties agree that irreparable damage would occur in the event that any of the provisions of Section 6.4(b) were not performed by MacAndrews & Forbes or Purchaser in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) MacAndrews & Forbes or Purchaser, as the case may be, shall be entitled, in addition to any other remedy to which such entity may be entitled at law or in equity, to compel specific performance of Section 6.4(b) in any Action instituted in accordance with Section 10.3 and (ii) each of MacAndrews & Forbes or Purchaser, as the case may be, will waive, in any Action to compel specific performance of Section 6.4(b), the defense of the adequacy of a remedy at law.
     Section 6.5 Access to Information. Subject to Section 6.4, Company and its Subsidiaries shall afford Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the officers, employees, representatives, agents, properties, offices and other facilities of Company and its Subsidiaries and to their books and records, and shall furnish Purchaser with available financial, operating and other data and information with respect to the business and properties of Company and its Subsidiaries as Purchaser may reasonably request. In exercising its rights hereunder, Purchaser shall (and shall cause each of its Representatives to) conduct itself so as not to unreasonably interfere in the conduct of the business of Company and its Subsidiaries prior to Closing. Purchaser acknowledges and agrees that any contact by Purchaser and its Representatives with officers, employees, representatives, customers or agents of Company and its Subsidiaries hereunder shall be arranged and supervised by representatives of Company, unless Company otherwise expressly consents in writing with respect to any specific unsupervised contact. Notwithstanding anything to the contrary set forth in this Agreement, neither Company nor any of its Affiliates shall be required to disclose to Purchaser or any agent or Representative thereof any information if doing so would be reasonably likely to violate any duty of confidentiality under any Contract or Law to which Company or any of its Affiliates is a party or to which it is subject (provided that Company shall use its reasonable best efforts to seek waivers from any such confidentiality obligations) or which it believes in good faith, after consultation with counsel, would be reasonably likely to result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges). In addition, notwithstanding anything contained in this Agreement to the contrary, prior to the Closing, none of Purchaser or its Representatives shall have any right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath the Leased Real Property.

     Section 6.6 Filings, Authorizations and Consents.
          (a) Company and Purchaser shall, as promptly as practicable, and in any event within ten days of the date of this Agreement, cause to be filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission the notification and report form pursuant to the HSR Act required for the transactions contemplated by this Agreement. Company and Purchaser shall, as promptly as practicable, comply with any request for additional information and documents pursuant to the HSR Act. Company and Purchaser shall inform the other promptly of any communication made by or on behalf of such party to (including permitting the other party to review such communication in advance), or received from, such Governmental Entity and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act. Company and Purchaser shall keep each other timely apprised of the status of any substantive communications with, and any substantive inquiries or requests for additional information from such Governmental Entity, and shall comply promptly with any such inquiry or request. Neither party shall agree to participate in any substantive meeting, whether in person or telephonically, with any Governmental Entity in respect of any such filings, investigation or other inquiries unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.
          (b) Purchaser shall as promptly as reasonably practicable use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Entity so as to enable the parties to close the transactions contemplated by this Agreement on a timely basis, including committing to or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets or businesses, or of the business to be acquired by it pursuant to this Agreement, as is required to be divested in order to avoid the entry of, or to effect the dissolution of, any Governmental Order that would otherwise have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, without limiting the generality of the foregoing regarding Governmental Entities, Purchaser shall promptly take any and all steps necessary to attempt to vacate or lift any Governmental Order or other restraint relating to antitrust matters that would have the effect of making the transaction contemplated by this Agreement illegal or otherwise prohibiting its consummation.
          (c) Purchaser and Company shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity (excluding the actions and filings described in subsections (a) and (b) of this Section 6.6) is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Company Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions or making any such filings, the parties shall furnish such information as may be required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.
     Section 6.7 Director and Officer Liability; Indemnification
          (a) Unless required by Law, the organizational documents of the Surviving Entity and its Subsidiaries shall continue to contain provisions no less favorable with respect to the elimination of liability and indemnification of any individual, who, on or prior to the Closing Date, was a director, manager, or officer of Company or its Subsidiaries (the “Company Indemnitees”) than are presently set forth in the organizational documents of Company and its Subsidiaries, which provisions shall not be amended or repealed for period of six years from the Closing Date, in any manner that would adversely affect the rights thereunder of any Company Indemnitee. To the maximum extent permitted by applicable Law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and Purchaser and the Surviving Entity, as applicable, shall promptly advance expenses in connection with such indemnification to the extent permitted under applicable Law; provided, that to the extent required by Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
          (b) Prior to the Closing Date, Purchaser shall purchase an extension (the “D&O Tail Insurance”) of the current directors’ and officers’ liability insurance policy of Company and its Subsidiaries covering those Persons who are, or will be on the Closing Date, covered by the current directors’ and officers’ liability insurance policy of Company and its Subsidiaries (the “Company Insured Parties”) on terms not less favorable to the Company Insured Parties than those of the current directors’ and officers’ liability insurance policy covering the Company Insured Parties; provided, that in no event will the premium for such D&O Tail Insurance exceed $750,000. The D&O Tail Insurance shall provide coverage for a period of six years from the Closing Date for losses to which the Company Insured Parties may be subject based on pre-Closing occurrences.
          (c) Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing Date) is made against any of the Company Indemnitees or the Company Insured Parties, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim. Purchaser shall cause each of the Surviving Entity and its Subsidiaries to take all actions required by, and otherwise comply with, the provisions of this Section 6.7. It is expressly agreed that Company Indemnitees and Company Insured Parties to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7.

     Section 6.8 Reasonable Best Efforts. Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of Purchaser and Company shall use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby on a timely basis, including: (a) the satisfaction of the conditions precedent to the obligations of any of the parties; (b) the obtaining of applicable consents, waivers or approvals of any Governmental Entities, including any Purchaser Governmental Filings, or third parties; (c) the defending of any Actions challenging this Agreement or the performance of the obligations hereunder; and (d) the execution and delivery of such instruments, and the taking of such other actions, as the other party may reasonably require in order to carry out the intent of this Agreement. Notwithstanding the foregoing, none of Company, Purchaser or their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval described in clause (b) of this Section 6.8; provided, that the foregoing does not limit Purchaser’s obligation to pay any fees relating to the Financing.
     Section 6.9 Insurance. Subject to the obligations of Purchaser pursuant to Section 6.7(b), Purchaser acknowledges and agrees that all insurance coverage for Company, its Subsidiaries and the Business under policies of the Principal Equity Holder and its Affiliates (other than Company and its Subsidiaries) shall terminate as of the Closing and no claims may be brought thereunder by any of the Surviving Entity or its Subsidiaries from and after the Closing for losses that occur after the Closing; provided, however, that the Surviving Entity or its Subsidiaries may bring claims or recover under such policies that are (i) occurrence-based policies or under any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance, state or country programs that apply to the locations at which Company’s or its Subsidiaries’ businesses are operated, in each case, for losses that occur prior to the Closing if permitted under such policies and (ii) claims made policies for losses that occur prior to the Closing to the extent Company or the Principal Equity Holder shall have received written notice of claims relating to such events on or before the Closing Date, provided that such claims shall be at the Surviving Entity’s or its Subsidiaries’ sole cost and expense (including any applicable retentions or deductibles in connection with such claims). Subject to the reimbursement of any reasonable costs and expenses incurred by the Principal Equity Holder, following the Closing, the Principal Equity Holder shall reasonably cooperate with Purchaser, Company and its Subsidiaries in submitting any claims referred to in the preceding sentence on behalf of Company or any of its Subsidiaries.

     Section 6.10 Termination of Agreements. As of the Closing, the Contracts set forth in Section 6.10 of the Company Disclosure Schedule (the “Terminating Contracts”), shall be terminated and shall be without any further force and effect, and there shall be no further obligations of any of the parties thereunder. Purchaser shall take and cause the Surviving Entity and its Subsidiaries to take any action following the Closing required to give effect to the termination of the Terminating Contracts.
     Section 6.11 Tax Matters.
          (a) Subject to Section 10.6, the Principal Equity Holder shall indemnify and hold harmless, solely from and to the extent of the Escrow Amount, the Purchaser Indemnified Parties from all Losses attributable to (i) any Taxes with respect to any taxable period of Company or any of its Subsidiaries (or any predecessors) for all taxable periods ending on or before the Closing Date, and with respect to any taxable period that begins on or before and ends after the Closing Date (“Straddle Period”), for the portion thereof ending on the Closing Date; (ii) any and all liability for Taxes of the Principal Equity Holder or any other Person (other than Company or any of its Subsidiaries) which is or has ever been affiliated with Company or any of its Subsidiaries or with whom Company or any of its Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date; (iii) any breach of any representation or warranty contained in Section 3.12 (determined without regard to any exception for the Company Disclosure Schedule or any Material Adverse Effect, materiality or similar qualifiers); (iv) all liability for Taxes arising (directly or indirectly) as a result of the sale of the Units or the other transactions contemplated hereby and (v) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which Company or any of its Subsidiaries was obligated, or was a party, on or prior to the Closing Date. Any claim arising under this Section 6.11(a) shall survive until the date that is 30 days following the expiration of the applicable statute of limitations. Solely for purposes of Section 6.11(a)(i) and Section 6.11(g) (to the extent provided therein), Taxes shall not include, any unpaid sales and use, payroll or franchise taxes (excluding any franchise Taxes computed on the basis of income), in each case to the extent such Tax is properly accrued or due and payable by the Company after execution of this Agreement in respect of periods after June 30, 2008, but excluding any such Taxes that arise from a Tax Claim Notice (“Excluded Taxes”).
          (b) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:
          (i) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and
          (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.
          (c) (i) The Principal Equity Holder shall prepare or cause Company to prepare on a basis consistent with past practice (to the extent a past position was taken) all Tax Returns required to be filed by Company or any of its Subsidiaries with respect to Taxes for which the Principal Equity Holder is responsible under Section 6.11(a); provided, however, that the Purchaser shall prepare or cause to be prepared all Tax Returns for any Straddle Period of Company or any of its Subsidiaries, pursuant to clause (c)(ii) below. Purchaser shall cause Company to file all such Tax Returns described in the preceding sentence. The Principal Equity Holder shall provide to the Purchaser copies of such Tax Returns at least 30 days prior to the due date (including any valid extension thereof) for filing such Tax Returns, and the Purchaser shall have the right to review and comment on such Tax Returns (it being understood that the Parties expect to file an election as set forth in Section 754 of the Code with the Tax Return for Company’s fiscal year closing on the Closing Date). All Taxes shown as due on such Tax Returns for which Purchaser is entitled to indemnification under Section 6.11(a) shall be paid by the Principal Equity Holder, solely from and to the extent of the Escrow Amount. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be responsible and liable for any Taxes attributable to or arising from transactions outside the ordinary course of business, and carried out solely by the Purchaser, other than those transactions effectuated pursuant to this Agreement (including but not limited to any income of the Company or any of its Subsidiaries in respect to such transactions that gets passed through and taxed to the Equity Holders of the Company), occurring after the Closing and prior to the end of the Closing Date.
          (ii) For any Straddle Period of Company or any of its Subsidiaries, Purchaser shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that the Principal Equity Holder shall reimburse Purchaser, solely from and to the extent of the Escrow Amount, for any amount for which Purchaser is entitled to indemnification under Section 6.11(a). Purchaser shall permit the Principal Equity Holder to review and comment on each such Tax Return described in the preceding sentence at least 30 days prior to the due date (including any valid extensions thereof). If the Principal Equity Holder and the Purchaser cannot reach agreement on any issue at least 10 days before the due date (including any valid extension thereof), then such issue shall be referred to the Independent Accounting Firm, whose determination shall be final and binding upon the parties.
           (iii) In addition to Tax Returns for any Straddle Period as described in clause (c)(ii) above, Purchaser shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Company or any of its Subsidiaries other than those described in the first sentence of clause (c)(i) above.
          (d) (i) Either party shall promptly notify the Indemnifying Party in writing of any Action commenced by a third party involving a claim related to Taxes (the “Tax Claim Notice”) for which the Indemnifying Party may be liable under this Section 6; provided that no delay on the part of the Indemnified Party in giving any such Tax Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay. Any Tax Claim Notice shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for the Losses, the section(s) of this Agreement which form the basis for such claim, copies of all material written materials relating to such claim and, to the extent known, a reasonable estimate of the amount of the Losses that have been or may be incurred by the Indemnified Party. The Principal Equity Holder shall have the right to control the conduct of any audit or administrative or judicial proceeding that relates solely to any Taxes of Company or any of its Subsidiaries for which Purchaser is entitled to indemnification under Section 6.11(a); provided, however, that if the Purchaser reasonably determines that such audit or administrative or judicial proceeding could have a material adverse impact on the Taxes of Purchaser or any of its Affiliates, including Company or any of its Subsidiaries in a taxable period or portion thereof beginning after the Closing Date, Purchaser, and counsel of its own choosing, shall have the right (at Purchaser’s expense) to participate fully in all aspects of the prosecution or defense of such audit or administrative or judicial proceeding; and provided further, that the Principal Equity Holder shall not compromise or settle any such audit or proceeding without obtaining Purchaser’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) if it could reasonably be expected to have a materially adverse effect on Purchaser or its Affiliates, including Company or any of its Subsidiaries.
           (ii) The Principal Equity Holder and the Purchaser, at their own expense, shall jointly direct and control, through counsel of their own choosing, any audit or administrative or judicial proceeding that relates to any Taxes of Company or any of its Subsidiaries for which Purchaser is partially entitled to indemnification under Section 6.11(a). Neither Purchaser nor the Principal Equity Holder may settle or compromise any asserted liability for such audit or administrative or judicial proceeding without the prior written consent of the other party; provided however that consent to settlement or compromise shall not be unreasonably withheld, conditioned or delayed.
          (iii) Purchaser shall have the right to control the conduct of any audit or administrative or judicial proceeding that relates to any Taxes of Company or any of its Subsidiaries other than those described in clauses (d)(i) and (d)(ii) above; provided, however, that if such audit or administrative or judicial proceeding could reasonably be expected to have a material adverse impact on the Taxes of the Principal Equity Holder or any of its Affiliates, the Principal Equity Holder, and counsel of its own choosing, shall have the right (at the Principal Equity Holder’s expense) to participate fully in all aspects of the prosecution or defense of such audit or administrative or judicial proceeding; and provided, further, that Purchaser shall not compromise or settle any such audit or proceeding without obtaining the Principal Equity Holder’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) if it could reasonably be expected to have a materially adverse effect on the Taxes of the Principal Equity Holder or its Affiliates.
          (iv) Purchaser shall promptly notify the Principal Equity Holder of any audit or judicial proceeding that relates to any Taxes of Company or any of its Subsidiaries which could reasonably be expected to have a materially adverse effect on the Taxes of the Principal Equity Holder or any of its Affiliates.
          (v) Notwithstanding anything in this Agreement to the contrary and solely for purposes of this Section 6.11(d), Purchaser shall have the right to control the conduct of any audit or administrative or judicial proceeding that relates to any Tax to the extent all Losses attributable to such Tax, together with all then outstanding Losses with respect to which Purchaser has provided a Tax Claim Notice or Claim Notice, exceeds the Escrowed Amount, pursuant to Section 6.11(d)(iii).
          (e) Purchaser and the Principal Equity Holder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of Company or any of its Subsidiaries. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Principal Equity Holder shall (i) retain all books and records with respect to Tax matters pertinent to Company or its Subsidiaries relating to any taxable period beginning before the Closing Date until the later of Company’s or the Principal Equity Holder’s expiration of the statute of limitations (taking into account any extensions thereof) of the respective taxable periods and (ii) give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, shall allow Purchaser to take possession of such books and records.
          (f) Neither Purchaser nor any of its Affiliates (including, after the Closing, the Surviving Entity and its Subsidiaries) shall, without the prior written consent of the Principal Equity Holder, (i) make or change any Tax election affecting a taxable period ending on or before the Closing Date of Company or any of its Affiliates (including, before the Closing, Company and its Subsidiaries), (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return prepared or caused to be prepared by the Principal Equity Holder relating to a taxable period ending on or before the Closing Date or (iii) take any action that results in any increased Tax liability (including a reduction in a refund) in respect of a taxable period ending on or before the Closing Date.
          (g) If a refund of Taxes (the “Refund”) is received by or credited to the account of Company or any of its Subsidiaries in respect of any taxable period ending on or before the Closing Date, Purchaser shall cause such recipient to pay the amount of the Refund to the Principal Equity Holder; provided, however, that if any such Refund is subsequently reduced, the Principal Equity Holder shall repay to Purchaser or such recipient the amount of such reduction; provided, further, any Refunds relating to Excluded Taxes shall be for the account of Purchaser.
          (h) Notwithstanding any other provision of this Agreement, except as specifically provided in Sections 9.1(a), 9.4 (other than 9.4(a) or 9.4(b)) and 9.5, any matter related to Taxes shall be governed solely by this Section 6.11.
     Section 6.12 Purchaser’s Financing Activities.
          (a) Except as set forth in Section 6.12(d), each of Purchaser and Merger Sub acknowledges and agrees that the Principal Equity Holder, Company and their respective Affiliates have no responsibility for any financing that Purchaser or Merger Sub may raise in connection with the transactions contemplated hereby. Any offering memorandum, banker’s book or other materials prepared by or on behalf of Purchaser, Merger Sub or their respective Affiliates, or Purchaser’s or Merger Sub’s financing sources, in connection with Purchaser’s and Merger Sub’s financing activities in connection with the transactions contemplated hereby (collectively, “Offering Materials”) which include any information provided by or on behalf of the Principal Equity Holder, Company or any of their respective Affiliates shall include a conspicuous disclaimer to the effect that neither the Principal Equity Holder, nor, prior to the Closing Date only, Company, nor any of their respective Affiliates nor any employees thereof have any responsibility for the content of such Offering Materials and disclaim all responsibility therefor, in each case, only to the extent that such content was not the result of the willful misconduct, bad faith or gross negligence of such Person.
          (b) Each of Purchaser and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing and the Financing Commitments, (ii) enter into definitive financing agreements with respect to the Financing on the terms (including the flex terms, if any, contained therein) and subject only to the conditions set forth in the Financing Commitments, so that such agreements are in effect on the Closing Date, (iii) satisfy all conditions applicable to Purchaser in such definitive agreements and consummate the Financing at Closing and (iv) consummate the Financing contemplated by the Financing Commitments at or prior to Closing. Purchaser and Merger Sub shall keep Company reasonably informed of material developments in respect of the financing process relating thereto. For the avoidance of doubt, none of Purchaser, Merger Sub or any of their Affiliates shall be required to increase the amount of any equity financing or the percentage of required pro forma equity capitalization in order to satisfy any of the conditions set forth in the Debt Commitment Letters or in Section 7.2(h) hereof.
          (c) Prior to the Closing, one or more Debt Commitment Letters (it being understood that for purposes of this paragraph (c) only, the term “Debt Commitment Letters” shall include any applicable flex terms) may be amended or superseded without the prior consent of Company to replace or add one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof, or otherwise, provided that in no event shall any Debt Commitment Letters be amended or superseded in a manner that would (i) expand or adversely amend the conditions to the Debt Financing; (ii) reasonably be expected to delay or prevent the Closing; (iii) reduce the aggregate amount of the Debt Financing (provided that, in the case of this clause (iii), the aggregate amount of the Debt Financing may be reduced if any such reduction is offset by an amount of new equity financing on terms no less favorable to Purchaser than the terms set forth in the Equity Commitment Letter); (iv) adversely impact the ability of Purchaser or Merger Sub to enforce their rights against the other parties to the Debt Commitment Letters or (v) without the consent of Company (such consent not to be unreasonably withheld or delayed), replace Credit Suisse Securities (USA) LLC (or any Affiliate thereof) as a lead arranger for the senior secured bank financing contemplated by the Debt Commitment Letters.
          (d) In the period between the date hereof and the Closing, upon request of Purchaser or Merger Sub, Company shall, and shall cause each of its Subsidiaries and each of the respective officers, senior executives and finance-related employees of Company and its Subsidiaries to, and shall use its reasonable best efforts to cause the advisors, including legal and accounting, of Company and its Subsidiaries to, use its reasonable best efforts to provide all cooperation reasonably requested by Purchaser (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Company and its Subsidiaries) in connection with obtaining the Debt Financing, as reasonably required in connection with the type of Financing contemplated by the Financing Commitments, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including the delivery of one or more customary representation letters), prospectuses, business projections and similar documents required in connection with the Debt Financing (provided that none of Company, its Subsidiaries, Principal Equity Holder or any of their respective Affiliates shall be required to issue any private placement memoranda, prospectuses or business projections); and provided, further, that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Entity and/or its Subsidiaries as the obligor), (iii) executing and delivering any customary pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions and documents as may be reasonably requested by Purchaser (including a certificate of the chief financial officer of Company and its Subsidiaries with respect to solvency matters as of the Closing on a pro forma basis) or otherwise facilitating the pledging of collateral from and after the Closing as may be reasonably requested by Purchaser (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing), (iv) furnishing Purchaser and Merger Sub and their financing sources as promptly as practicable with (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for the fiscal years ended December 31, 2007, 2006 and 2005, (B) unaudited consolidated balance sheets and related statements of income and cash flows of Company and its Subsidiaries for the fiscal quarters ended June 30, 2008 and March 31, 2008 and (C) a pro forma consolidated balance sheet and income statement of Company and its Subsidiaries as of June 30, 2008, as adjusted to give effect to the transactions contemplated by this Agreement, such pro forma consolidated balance sheet and income statement each to be in a form customary for use in connection with the type of financing contemplated by the Debt Commitment Letters (information required to be delivered pursuant to this clause (iv) being referred to as, the “Required Information”), it being understood and agreed that for purposes of the statements referred to in clause (C) above, the Purchaser will promptly provide the Company with all information and cooperation reasonably required by the Company to prepare the same, (v) using reasonable best efforts to obtain customary accountants’ comfort letters, accountants’ consents, legal opinions, surveys and title insurance as reasonably requested by Purchaser, (vi) using reasonable best efforts to (A) permit the lenders or purchasers under the Debt Commitment Letters to evaluate Company’s and its Subsidiaries’ current assets, accounts receivable, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements or values and (B) to the extent permissible under Company’s existing Indebtedness, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (provided that such accounts, agreements and arrangements will not become active or take effect until the Closing), (vii) using commercially reasonable efforts to obtain any necessary rating agencies’ confirmation or approvals for the Debt Financing, (viii) taking corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company, including any mezzanine financing, by the Company and its Subsidiaries immediately following the Closing and (ix) entering into one or more credit or other agreements on terms reasonably satisfactory to Purchaser in connection with the financing contemplated by the Debt Commitment Letters; provided that neither Company nor any of its Subsidiaries shall be required to enter into any agreement or commit to take any action that is not contingent upon the Closing (including the entry into any purchase agreement). Neither Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Financing Commitments prior to the Closing. Purchaser and Merger Sub shall promptly, upon request by Company, reimburse Company for all documented out-of-pocket expenses incurred by Company or its Representatives in connection with such cooperation. Purchaser and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Principal Equity Holder, Company, its Subsidiaries and their respective Representatives and Affiliates from and against any and all losses or damages suffered or incurred by them in connection with the Financing and any information utilized in connection therewith. Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.
          (e) If, notwithstanding Purchaser’s obligations under Section 6.12(a), any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) becomes unavailable prior to the Closing, in whole or in part, for any reason, Purchaser shall (i) promptly notify Company of such unavailability and the reasons therefor and (ii) use its reasonable best efforts to promptly, and in any event prior to the Closing, arrange for alternative financing from alternative sources on terms that are not materially less beneficial to Purchaser and conditions that are not less likely to be satisfied than those contained in the Financing Commitments to replace the financing contemplated by such unavailable commitments or agreements. For purposes of this Section 6.12, (i) references to “Financing” shall include the financing contemplated by the Financing Commitments as they may be replaced pursuant to this Section 6.12(e) and references to “Financing Commitments” shall include such documents as they may be replaced pursuant to this Section 6.12(e) and (ii) references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters as they may be replaced pursuant to this Section 6.12(e) and references to “Debt Commitment Letters” shall include such documents as they may be replaced pursuant to this Section 6.12(e).
          (f) For purposes of this Agreement, unless otherwise agreed among the parties hereto, “Marketing Period” shall mean the first period of thirty (30) consecutive calendar days (i) after the conditions set forth in Section 7.1 have been satisfied (other than conditions that by their nature can be satisfied only at the Closing) and (ii) during which (A) Company shall have provided to Purchaser the Required Information that Company and its Subsidiaries are required to provide to Purchaser pursuant to Section 6.12(d) and (B) no event has occurred and no conditions exist that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30-consecutive-calendar day period; provided that if the Marketing Period would not end on or prior to August 15, 2008, the Marketing Period shall commence no earlier than September 2, 2008; provided, further, that the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents.
     Section 6.13 Termination of Indebtedness.
          (a) Company shall use reasonable best efforts to provide all cooperation reasonably requested by Purchaser in connection with (i) the payment in full (or satisfaction and discharge) of all Indebtedness under the Credit Facility, (ii) the redemption, defeasance, satisfaction and/or discharge of the Notes under the Indenture and (iii) the payment of any other outstanding Indebtedness for borrowed money.
          (b) At least three Business Days prior to the Closing Date, Company shall deliver to Purchaser a schedule certified by its chief financial officer setting forth the payments to be made by Purchaser pursuant to Section 2.9(a), Section 2.9(b) and Section 2.9(c) hereof.
     Section 6.14 Non-Competition; Non-Solicitation of Employees; Affiliate Contracts.
          (a) For a period of 18 months after the Closing Date (the “Restricted Period”), no Non-Competition Party shall either directly or indirectly engage in the Business in any of the states in which Company and its Subsidiaries operate as of the Closing Date (the “Restricted Territory”). Notwithstanding the foregoing, no Non-Competition Party shall be prohibited from:
          (i) acquiring or owning less than 5% of the outstanding voting power of any publicly traded company; or
          (ii) acquiring any entity or securities of any entity which is engaged in the Business (“Acquired Company”) if, in its last full fiscal year prior to such acquisition, the consolidated revenues of such Acquired Company from the Business in the Restricted Territory constituted less than 20% of the total revenues of such entity, provided, that a Non-Competition Party may acquire an Acquired Company with consolidated revenues from the Restricted Business in the Restricted

Territory constituting more than 20% of the total revenues of such entity so long as within 6 months after such acquisition, such Non-Competition Party disposes or agrees to dispose of the relevant portion of the Acquired Company’s business or securities to comply with this Section 6.14(a).
          (b) For a period of two years from the Closing Date (the “No-Solicit Period”), a Non-Solicit Party shall not (i) solicit, entice, persuade or induce any of the employees of Company or any of its Subsidiaries with a title of Senior Vice President or higher (the “Covered Employees”) to terminate his or her employment; (ii) solicit the employment of any Covered Employee; or (iii) hire or engage, as an officer, employee, consultant, independent contractor or otherwise, any Covered Employee, in each case without the prior written consent of Purchaser. Nothing in this Section 6.14(b) shall prohibit any of the foregoing activities with respect to any Covered Employee who has been terminated by Company or any of its Subsidiaries or who has not been employed by Company or any of its Subsidiaries during the six months preceding any such action by the Non-Solicit Party after such individual’s resignation if no Non-Solicit Party has induced or attempted to induce such Covered Employee to leave the employ of such entity at any time prior to such Covered Employee’s termination or resignation, and provided, further that nothing in this Section 6.14(b) shall prohibit a Non-Solicit Party from engaging in general solicitations of employment to the public, general advertising or the use of an independent employment agency or search firm whose efforts are not specifically directed at any Covered Employee.
          (c) In the event that any of the covenants contained in Sections 6.14(a) or (b) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The covenants contained in Section 6.14(a) and (b) are each covenants independent of any other provision of this Agreement, and the existence of any claim which any party may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. MacAndrews & Forbes and the Principal Equity Holder acknowledge that Purchaser is purchasing Company in reliance on the goodwill of Company and the covenants contained in Section 6.14(a) and (b) are essential to the protection of Purchaser’s purchase and that Purchaser would not purchase Company but for these covenants. MacAndrews & Forbes and the Principal Equity Holder (i) acknowledge and agree that the monetary damages for any material breach of Section 6.14(a) and (b) would be inadequate, and (ii) agree and consent that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted in any Action that may be brought to enforce any of the provisions of Section 6.14(a) and (b).

          Section 6.15 No Solicitation or Negotiation. Each of Company and the Principal Equity Holder agrees that between the date of this Agreement and the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Section 8.1 hereof, each of Company and the Principal Equity Holder shall not, and shall cause its respective Affiliates and its and its Affiliates’ respective Representatives not to, directly or indirectly (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any equity interests of Company or any of its Subsidiaries, or material assets of Company and its Subsidiaries, taken as a whole or (B) enter into any merger, consolidation, dissolution, recapitalization or other business combination involving Company or any of its Subsidiaries or (ii) participate in any discussions, negotiations and other communications, regarding or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each of Company and the Principal Equity Holder immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Each of Company and the Principal Equity Holder agrees not to, without the prior written consent of Purchaser, release any Person from, or waive any provision of, any confidentiality agreement (solely with respect to a transaction of the type described in clause (i) of the first sentence of this Section 6.15) to which Company or the Principal Equity Holder is a party.
          Section 6.16 Resignation of Director and Managers. At the Closing, Company shall deliver to Purchaser evidence satisfactory to Purchaser of the resignation of all directors and managers of Company and its Subsidiaries (except those designated by Purchaser to Company at least three Business Days prior to the Closing), effective as of the Effective Time.
ARTICLE VII
CONDITIONS OF CLOSING
          Section 7.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment on the Closing Date of each of the following conditions:
               (a) there shall not be any Law in effect making illegal the consummation of the transactions contemplated hereby, and there shall not be any Governmental Order (whether temporary, preliminary or permanent) in effect restraining or prohibiting the consummation of the transactions contemplated hereby; and
               (b) any required waiting periods (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have terminated or expired.

          Section 7.2 Additional Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part in its sole discretion):
               (a) (i) the representations and warranties of Company contained in Section 3.2 (Authorization), Section 3.5 (Capital Structure), Section 3.20 (No Appraisal Rights; No Vote of Equity Holders) and Section 3.21 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such particular date) with the same force and effect as if made on and as of the Closing Date, (ii) the representation and warranty contained in Section 3.8 (first sentence only) shall be true as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date and (iii) the other representations and warranties of Company contained in this Agreement shall be true and correct, without giving effect to any materiality or Material Adverse Effect qualifications therein, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall have been true and correct as of such particular date) with the same force and effect as if made on and as of the Closing Date, except in the case of this clause (iii) where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;
               (b) Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Company on or prior to the Closing Date;
               (c) the representations and warranties of the Principal Equity Holder contained in Section 4.2 (Authorization) and Section 4.4 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such particular date) with the same force and effect as if made on and as of the Closing Date, and (ii) the other representations and warranties of the Principal Equity Holder contained in this Agreement shall be true and correct, without giving effect to any materiality qualifications therein, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall have been true and correct as of such particular date) with the same force and effect as if made on and as of the Closing Date, except in the case of this clause (ii) where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to materially impair or delay the Principal Equity Holder’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby;
               (d) the Principal Equity Holder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Principal Equity Holder on or prior to the Closing Date;
               (e) Purchaser shall have received a certificate of an executive officer of Company that the conditions set forth in subsections (a) and (b) of this Section 7.2 have been satisfied;
               (f) Purchaser shall have received a certificate of an executive officer of the Principal Equity Holder that the conditions set forth in subsections (c) and (d) of this Section 7.2 have been satisfied;
               (g) Purchaser shall have received a duly executed and acknowledged certificate, in form and substance acceptable to Purchaser and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Units and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code;
               (h) The pro forma ratio of the Net Debt (as defined in the Debt Commitment Letters) of Company and its consolidated Subsidiaries to EBITDA (as set forth in the footnotes in Exhibit C to the Debt Commitment Letters) shall not exceed 5.6 to 1.0; and
               (i) The pro forma ratio of the Net Senior Debt (as defined in the Senior Debt Commitment Letter) of Company and its consolidated Subsidiaries to EBITDA (as set forth in the footnotes in Exhibit C to the Senior Debt Commitment Letter) shall not exceed 3.55 to 1.0.
     Section 7.3 Additional Conditions to Obligations of Company and the Principal Equity Holder. The obligations of Company and the Principal Equity Holder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Company in whole or in part in its sole discretion):
               (a) (i) the representations and warranties of Purchaser and Merger Sub contained in Section 5.2 (Authorization) and Section 5.9 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such particular date) with the same force and effect as if made on and as of the Closing Date, and (ii) the other representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct, without giving effect to any materiality qualifications therein, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall have been true and correct as of such particular date) with the same force and effect as if made on and as of the Closing Date, except in the case of this clause (ii) where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to materially impair or delay each of Purchaser’s or Merger Sub’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby;
               (b) Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser and Merger Sub on or prior to the Closing Date; and
               (c) Company shall have received a certificate of an executive officer of Purchaser that the conditions set forth in subsections (a) and (b) of this Section 7.3 have been satisfied.
ARTICLE VIII
TERMINATION
          Section 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:
               (a) by mutual written consent of Purchaser and Company;
               (b) by the written notice of Company to Purchaser if the Closing shall not have occurred on or before October 10, 2008 (as such date may be extended as provided below, the “Outside Date”); provided, that, subject to the second proviso of Section 6.12(f), if the Marketing Period has commenced on or before September 30, 2008 but has not ended on or before October 10, 2008, then the Outside Date shall automatically be extended to the last day of such Marketing Period; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Company if the failure of Company or the Principal Equity Holder to fulfill any of their respective obligations under this Agreement shall have been the principal cause of the failure of the Closing to occur on or prior to such date;
               (c) by the written notice of Purchaser to Company if the Closing shall not have occurred on or before the Outside Date; provided, that, subject to the second proviso of Section 6.12(f), if the Marketing Period has commenced on or before September 30, 2008 but has not ended on or before October 10, 2008, then the Outside Date shall automatically be extended to the last day of such Marketing Period; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Purchaser if the failure of Purchaser or Merger Sub to fulfill any of their respective obligations under this Agreement shall have been the principal cause of the failure of the Closing to occur on or prior to such date;
               (d) by Company or Purchaser, by written notice to the other, if there shall be a Law in effect making illegal the consummation of the transactions contemplated hereby, or there shall be a final and non-appealable Governmental Order in effect prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (i) Company, if the failure of Company or the Principal Equity Holder to fulfill any of their respective obligations under this Agreement shall have been the principal cause of such Law or Governmental Order or (ii) Purchaser, if the failure of Purchaser or Merger Sub to fulfill any of their respective obligations under this Agreement shall have been the principal cause of such Law or Governmental Order;
               (e) by Purchaser if there shall have been (i) a breach of any of the representations and warranties of Company or the Principal Equity Holder set forth in this Agreement, which breach would cause the conditions set forth in Section 7.2(a) or Section 7.2(c) not to be satisfied, or (ii) a breach of any of the covenants or agreements on the part of Company or the Principal Equity Holder set forth in this Agreement, which breach would cause the conditions set forth in Section 7.2(b) or Section 7.2(d) not to be satisfied (and, in the case of either (i) or (ii) above, such breach is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by Company or the Principal Equity Holder, as applicable, by the Outside Date);
               (f) by Company if there shall have been (i) a breach of any of the representations and warranties of Purchaser and Merger Sub set forth in this Agreement, which breach would cause the condition set forth in Section 7.3(a) not to be satisfied, or (ii) a breach of any of the covenants or agreements on the part of Purchaser or Merger Sub set forth in this Agreement, which breach would cause the condition set forth in Section 7.3(b) not to be satisfied (and, in the case of either (i) or (ii) above, such breach is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by Purchaser or Merger Sub, as applicable, by the Outside Date); and
               (g) by Company if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than the delivery of officers’ certificates contemplated in Sections 7.2(e) or 7.2(f), provided that such officers’ certificates are capable of being delivered) and Purchaser or Merger Sub has failed to consummate the Merger pursuant to Section 2.2 by 11:59 p.m. New York City time on the final day of the Marketing Period.

          Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, except that the provisions of Sections 6.4, 8.3, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8 and 10.13 and this Section 8.2 shall survive the termination of this Agreement; provided, however, that, subject to the limitations set forth in Sections 8.3(d) and 10.13(b), no party shall be relieved or released from liability arising out of its willful and material breach of any provision of this Agreement prior to termination, it being understood that in the event of any such breach by Purchaser of this Agreement, the Company shall be entitled to seek damages on behalf of the Equity Holders, and such damages may include any amounts that would be recoverable by the Equity Holders if such Action were brought by or on behalf of the Equity Holders, and neither Purchaser nor Merger Sub shall make, and each shall cause their respective Affiliates not to make, any assertion in any Action with the purpose or effect of contravening the foregoing.
          Section 8.3 Termination Fee.
               (a) In the event this Agreement shall be terminated by Company pursuant to (i) Section 8.1(g) or (ii) Section 8.1(f) solely as a result of Purchaser’s failure to file with the Antitrust Division of the Department of Justice and the Federal Trade Commission the notification and report form pursuant to the HSR Act in accordance with Section 6.6(a) and, in the case of this clause (ii), neither the Company nor Principal Equity Holder has breached any of its representations, warranties, covenants or agreements set forth in this Agreement which breach would cause the conditions set forth in Section 7.2(b) or 7.2(d) not to be satisfied, then Purchaser shall pay to Company a termination fee of $10,000,000 in cash (the “Purchaser Termination Fee”).
               (b) In no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion. Any amount that becomes payable pursuant to Section 8.3(a) shall be paid within two Business Days of termination of this Agreement by wire transfer of immediately available funds to an account designated by Company.
               (c) Each of the parties hereto acknowledge that Purchaser’s agreement contained in this Section 8.3 is an integral part of this Agreement, and that without this agreement, Company and the Principal Equity Holder would not enter into this Agreement. Accordingly, if Purchaser fails to timely pay the amount due pursuant to this Section 8.3, and, in order to obtain the payment, Company commences a suit which results in a judgment against Purchaser for the payment set forth in this Section 8.3, subject to the limitations set forth in Section 10.13, Purchaser shall pay Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the

Prime Rate in effect on the date such payment was required to be made through the date such payment was actually received.
               (d) Notwithstanding anything to the contrary in this Agreement, (i) Company’s right to receive payment of the Purchaser Termination Fee pursuant to Section 8.3(a) from Purchaser or the guarantee thereof pursuant to the Purchaser Guarantee shall be the sole and exclusive remedy of the Principal Equity Holder, Company and its Subsidiaries in connection with any termination of this Agreement by Company pursuant to Section 8.1(g) under circumstances in which (A) Purchaser breaches its obligation to consummate the Merger pursuant to Section 2.2 because of a failure to receive the proceeds of the Debt Financing contemplated by the Debt Commitment Letters and (B) Purchaser is not otherwise in breach of this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied (excluding Purchaser’s failure in and of itself to fund, or cause to be funded, all payments pursuant to Section 2.9 and Section 2.10(c) and otherwise consummate the Merger) (it being understood that no Person (including the Investor) shall have any liability or obligation under or with respect to such provision), and (ii) in no event, if the Closing does not occur, shall Company be entitled to damages or other payments in excess of $18,500,000, in the aggregate, inclusive of the Purchaser Termination Fee, if applicable, for all losses and damages arising from or in connection with breaches of this Agreement by Purchaser or Merger Sub or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
ARTICLE IX
INDEMNIFICATION
          Section 9.1 Survival.
               (a) The representations and warranties contained in Article III, IV and V shall survive the Closing until March 31, 2010, after which time such representations and warranties shall terminate and have no further force or effect (and no claim arising from a breach thereof may be made).
               (b) All covenants and agreements contained herein shall survive the Closing in accordance with their terms.
               (c) The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 9.1 shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement. In the event notice of any claim for indemnification under this Article IX shall have been given within the applicable Survival Period (and with reasonable specificity) and such claim has not been finally resolved by the expiration of such Survival Period, the representation or warranty or covenant or agreement that is the subject of such claim shall survive solely for purposes of resolving such outstanding claim until such claim is finally resolved.

          Section 9.2 Obligations of the Principal Equity Holder.
               (a) If the Closing occurs, subject to the terms of this Article IX, the Principal Equity Holder, on behalf of the Equity Holders, shall, solely from and to the extent of the Escrowed Amount, except in the case of clause (iii) (solely with respect to any breach of Section 6.1(a) with respect to actions prohibited by Sections 3.8(c)(iv) and 3.8(d)), clause (iv), clause (v) and clause (vi) below, indemnify and hold harmless Purchaser, its Affiliates (including, after the effective time, the Surviving Entity) and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any actual liabilities, losses, judgments, settlements, damages, awards, interest, penalties, costs, fees and expenses (including reasonable attorneys’ and consultants’ fees and expenses but excluding the internal costs of services provided by employees of Guarantor or its Affiliates (other than the Surviving Entity)) (collectively, “Losses”) incurred by any Purchaser Indemnified Party by reason of (i) any breach of any of the representations or warranties of Company contained in Article III or in any certificate delivered pursuant hereto, other than the representations and warranties in Section 3.12, which shall be governed by Section 6.11(a), (ii) any breach of any of the representations or warranties of the Principal Equity Holder contained in Article IV or in any certificate delivered pursuant hereto, (iii) any breach in any material respect of any of the covenants or agreements of Company prior to the Closing or the Principal Equity Holder contained in this Agreement, (iv) any Indebtedness of the type described in clause (i) of the definition of Indebtedness of Company or any of its Subsidiaries immediately prior to the Closing to the extent not included in the Company Debt Payment or otherwise discharged at Closing, (v) any Transaction Expenses to the extent not deducted from the calculation of Merger Consideration and (vi) any claims by any Equity Holders with respect to the allocation or disbursement of Merger Consideration by the Principal Equity Holder or any other claim by any Equity Holder with respect to the actions of the Principal Equity Holder or its Affiliates in connection with this Agreement and the transactions contemplated hereby.
               (b) The obligation of the Principal Equity Holder to indemnify any Purchaser Indemnified Party for Losses shall be subject to the following provisions: (i) no Purchaser Indemnified Party shall be entitled to make a claim against the Principal Equity Holder for indemnification under Section 9.2(a)(i) or (a)(ii) (other than with respect to the Specified Representations) unless and until an individual incident or series of related incidents gives rise to Losses which exceed $100,000 (a “Base Claim”); (ii) the Principal Equity Holder shall not be required to provide indemnification to such Purchaser Indemnified Party pursuant to 9.2(a)(i) or (a)(ii) (other than with respect to the Specified Representations) unless the aggregate amount of Losses incurred by all the Purchaser Indemnified Parties in respect of claims constituting Base Claims exceeds $4,000,000 (the “Basket”), and then the Purchaser Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket; (iii) in no event shall the aggregate amount of Losses for which the Principal Equity Holder is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a)(i) or (a)(ii) or (a)(iii) (other than with respect to any breach of Section 6.1(a) with respect to actions prohibited by Sections 3.8(c)(iv) and 3.8(d)) exceed the Escrowed Amount (the “Ceiling”); and (iv) any qualification of the representations and warranties by reference to the materiality of or Material Adverse Effect relating to the matters stated therein, or words of similar effect, shall be disregarded in determining any breach thereof or the amount of any Loss arising therefrom.
          Section 9.3 Obligations of Purchaser.
               (a) If the Closing occurs, subject to the terms of this Article IX, Purchaser and the Surviving Entity shall indemnify and hold harmless the Principal Equity Holder, its Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Principal Equity Holder Indemnified Parties”), on behalf of the Equity Holders, from and against Losses incurred by any Principal Equity Holder Indemnified Party by reason of (i) any breach of any of the representations or warranties of Purchaser and Merger Sub contained in Article V or in any certificate delivered pursuant hereto or (ii) any breach in any material respect of any of the covenants or agreements of Purchaser, Merger Sub or the Surviving Entity contained in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date.
               (b) The obligation of Purchaser to indemnify any Principal Equity Holder Indemnified Party for Losses shall be subject to the following provisions: (i) no Principal Equity Holder Indemnified Parties shall be entitled to make a claim against Purchaser for indemnification under Section 9.3(a)(i) (other than with respect to any representation or warranty in Section 5.1 or 5.2) (“Principal Equity Holder Claim”) unless and until an individual incident gives rise to Losses which constitutes a Base Claim; (ii) Purchaser shall not be required to provide indemnification to any Principal Equity Holder Indemnified Party pursuant to Section 9.3(a)(i) (other than with respect to any representation or warranty in Section 5.1 or 5.2) unless the aggregate amount of Losses incurred by all Principal Equity Holder Indemnified Parties in respect of Principal Equity Holder Claims constituting Base Claims exceeds the Basket, and then Principal Equity Holder Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket; (iii) in no event shall the aggregate amount of Losses for which Purchaser is obligated to indemnify Principal Equity Holder Indemnified Parties pursuant to Section 9.3(a)(i) or (a)(ii) (other than with respect to any breach of Section 2.13 or Section 2.14) exceed the Ceiling; and (iv) any qualification of the representations and warranties by reference to the materiality of the matters stated therein, or words of similar effect, shall be disregarded in determining any breach thereof or the amount of any Loss arising therefrom.

          Section 9.4 Indemnification Procedures and Limitations.
               (a) In the event that any Action is commenced by a third party involving a claim for which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be liable to a party entitled to indemnification (an “Indemnified Party”) hereunder (an “Asserted Liability”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability (the “Claim Notice”); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay. Any Claim Notice shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for the Losses, the section(s) of this Agreement which form the basis for such claim, copies of all material written materials relating to such claim and, to the extent known, a reasonable estimate of the amount of the Losses that have been or may be incurred by the Indemnified Party. The Indemnifying Party, upon giving notice to such Indemnified Party within 30 days of receipt of such notice and upon its acknowledgement of its obligation to indemnify the Indemnified Party with respect to such Asserted Liability, will be entitled to assume the defense of such Asserted Liability with counsel of its own choosing and, in such an event (i) the Indemnifying Party will be entitled to assume and control the defense of such Asserted Liability, in whole or in part, and (ii) the Indemnifying Party shall have no obligation to indemnify or pay for or reimburse any Indemnified Party for any attorneys’ fees, investigation costs or litigation expenses incurred by the Indemnified Party after the assumption of the defense of such Asserted Liability; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together. If the Indemnifying Party undertakes to defend against such Asserted Liability, (i) the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof and (ii) the Indemnified Party shall not settle or compromise such Asserted Liability without the prior written consent of the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in respect of any Asserted Liability if any Indemnified Party is a party to the applicable claim or has been actually threatened to be made a party thereto unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim and provides solely for monetary relief to be satisfied by the Indemnifying Party. If the Indemnifying Party shall not assume the defense of any Asserted Liability, the Indemnified Party will be entitled to assume the defense and prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue such Asserted Liability, in whole or in part; provided, however, that in taking any action with respect to such Asserted Liability, it shall act reasonably and in good faith.
               (b) In the event that an Indemnified Party has a claim against the Indemnifying Party for indemnification hereunder that does not involve an Asserted Liability, the Indemnified Party shall send a Claims Notice to the Indemnifying Party in accordance with the provisions of Section 9.4(a) with respect to such claim.
               (c) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments actually received by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any actual recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax benefit of the Indemnified Party with respect to such Losses to the extent actually received in the form of a reduction in Taxes otherwise payable by the Indemnified Party or its Affiliates. If an Indemnified Party receives an amount under insurance coverage with respect to Losses sustained at any time subsequent to any indemnification provided pursuant to this Article IX, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party. If an Indemnified Party actually receives such a Tax benefit subsequent to the payment of any indemnified Losses, then the Indemnified Party shall promptly make a payment to the Indemnifying Party if, when and to the extent such Tax benefit is actually received.
               (d) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article IX, or to make a claim for breach of any other provision of this Agreement or to any other remedy at Law or in equity, to the extent any Losses were attributable to such Indemnified Party’s own gross negligence or willful misconduct. The Indemnified Party shall take all commercially reasonable steps to mitigate any Losses upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder, and any Indemnified Parties’ failure to take, or cause to be taken, such commercially reasonable steps shall be taken into account in determining the amount of Losses for which such Indemnified Party is entitled to indemnification hereunder.
               (e) To the extent that the Indemnifying Party makes any payment pursuant to this Article IX in respect of Losses for which the Indemnified Party or any of its Affiliates have a right to recover against a third party (including an insurance company), the Indemnifying Party shall be subrogated to the right of the Indemnified

Party or any of its Affiliates to seek and obtain recovery from such third party; provided, however, that if the Indemnifying Party shall be prohibited from such subrogation, the Indemnified Party or its Affiliates, as applicable, shall seek recovery from such third party on the Indemnifying Party’s behalf and pay any such recovery, net of its expenses, to the Indemnifying Party.
               (f) Notwithstanding any other provision of this Agreement, in no event shall an Indemnifying Party be liable under this Article IX for any punitive, treble or special damages (except to the extent such types of damages constitute Losses to a third party as a result of an Asserted Liability).
               (g) Except as provided in Sections 6.4(c) and Section 10.13, the remedies provided in this Article IX and Section 6.11(a) shall be deemed the sole and exclusive remedies of the parties, from and after the Closing Date, with respect to this Agreement and the transactions contemplated hereby.
          Section 9.5 Purchase Price Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Gross Purchase Price for Tax purposes, unless otherwise required by applicable law.
ARTICLE X
MISCELLANEOUS
          Section 10.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by each of Purchaser, the Principal Equity Holder and Company and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that, upon prior written notice to each of Company and the Principal Equity Holder, Purchaser or Merger Sub may assign this Agreement, in whole or in part, to one or more of its Affiliates, provided that no such assignment shall relieve such assigning party of its obligations hereunder.
          Section 10.2 Choice of Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware without regard to the conflicts of laws rules thereof.
          Section 10.3 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.
               (a) All judicial Actions brought against the parties arising out of or relating to this Agreement, or any obligations hereunder, shall be brought in any state or federal court of competent jurisdiction located in Wilmington, Delaware. By executing and delivering this Agreement, the parties irrevocably: (a) accept generally and unconditionally the exclusive jurisdiction and venue of these courts; (b) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid Actions arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such Action brought in any such court has been brought in an inconvenient forum; (c) agree that service of all process in any such Action in any such court may be made by registered or certified mail, return receipt requested, to such party at its addresses provided in accordance with Section 10.4; and (d) agree that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such Action in any such court, and otherwise constitutes effective and binding service in every respect.
               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR UNDER OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS EXPRESSED ABOVE.
          Section 10.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by cable, telecopy, telegram or facsimile (which is confirmed by the intended recipient), (c) on the next Business Day when sent by overnight courier service and (d) when received if mailed by certified or registered mail, return receipt requested, with postage prepaid, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Merger Sub, to:
AB Capital Holdings LLC
c/o The Blackstone Group
345 Park Avenue
New York, NY 10154
Attn: Chinh E. Chu
Fax: (212) 583-5722
with copies, in the case of notice to Purchaser, to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: William R. Dougherty, Esq.
Fax: (212) 455-2502
If to Company (prior to the Effective Time), to:
Allied Security Holdings LLC
3606 Horizon Drive
King of Prussia, Pennsylvania 19405
Attn: General Counsel
Fax: (610) 239-1108
with a copy to:
SpectaGuard Holding Corporation
35 East 62nd Street
New York, NY 10065
Attn: General Counsel
Fax: (212) 572-8439
If to the Principal Equity Holder, to:
SpectaGuard Holding Corporation
35 East 62nd Street
New York, NY 10065
Attn: General Counsel
Fax: (212) 572-8439

with copies, in the case of notice to Company (prior to the Effective Time) or the
Principal Equity Holder, to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Alan C. Myers, Esq.
Fax: (212) 735-2000
or to such other address, facsimile number or person as a party shall have last designated by such notice to the other parties.
          Section 10.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
          Section 10.6 Fees and Expenses. Except as otherwise specified in this Agreement, each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that (a) Purchaser and the Principal Equity Holder each shall be responsible for 50% of all Transfer Taxes (and Purchaser shall be responsible for the filing of all Tax Returns with respect thereto), and (b) fees in connection with any filing pursuant to the HSR Act shall be shared equally by Purchaser and the Principal Equity Holder.
          Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the Purchaser Guarantee constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.
          Section 10.8 Interpretation.
               (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated.
               (b) Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

               (c) When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.
               (d) Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.
               (e) Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.
               (f) References in this Agreement to “dollars” or “$” are to U.S. dollars.
               (g) This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.
          Section 10.9 Company Disclosure Schedule. Any matter disclosed in any Section of the Company Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement and all other Sections of the Company Disclosure Schedule to the extent that it is reasonably apparent that such disclosure is applicable to such other Sections of the Company Disclosure Schedule. The inclusion of any information in any Section of the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment or otherwise imply that such information is required to be listed in any Section of the Company Disclosure Schedule or that any such matter may result in a Material Adverse Effect or is material to or outside the ordinary course of business of Company or any of its Subsidiaries or the Business (or that any such matter is above any specified threshold). Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. All references in the Company Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between Purchaser and Company and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to this Agreement by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement. In addition, the disclosure of any matter in the Company Disclosure Schedule is not to be deemed an admission that such matter actually constitutes noncompliance with, or a violation of Law, any Permit or Contract or other topic to which such disclosure is applicable. In no event shall the disclosure of matters disclosed in the Company Disclosure Schedule or the

Electronic Data Room be deemed or interpreted to broaden Company’s representations and warranties, obligations, covenants, conditions or agreements contained in this Agreement. The headings contained in the Company Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Company Disclosure Schedule or this Agreement.
          Section 10.10 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a mutual written agreement executed and delivered by Company and Purchaser. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
          Section 10.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals.
          Section 10.12 Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder and except that each Company Indemnitee and Company Insured Party shall have the right to enforce the obligations of Purchaser solely with respect to Section 6.7.
          Section 10.13 Specific Performance; Remedies.
               (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Company or the Principal Equity Holder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Purchaser and Merger Sub shall be entitled, in addition to any other remedy to which such entity may be entitled at law or in equity, to compel specific performance of this Agreement in any Action instituted in accordance with Section 10.3 and (ii) each of Company and the Principal Equity Holder will waive, in any Action for specific performance, the defense of the adequacy of a remedy at law. The parties acknowledge and agree that, other than as expressly provided in Section 6.4(c), Company and the Principal Equity Holder shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 8.3, subject to the limitations set forth therein and in this Section 10.13.
               (b) Company agrees that, whether or not this Agreement is terminated, (i) to the extent it has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of Purchaser and Merger Sub and their respective Representatives and Affiliates shall be limited to $18,500,000, inclusive of the Purchaser Termination Fee, if applicable, for all such losses or damages if liable therefor, (B) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under the Purchaser Guarantee, and (C) in no event shall Company seek to recover any money damages in excess of such amount from Purchaser, Merger Sub, the Guarantor or any of their Affiliates or any of their or their Affiliates’ respective Representatives, (ii) in no event shall any “Non-Recourse Party” (as defined in the Purchaser Guarantee) have any liability or obligations relating to or arising out of this Agreement or the transactions contemplated hereby, (iii) no Affiliate of Company or any of the Equity Holders (other than Company, including on behalf of the Equity Holders in accordance with Section 8.2) or Company Representatives shall be entitled to seek to recover damages from Purchaser, Merger Sub, the Guarantor or any of their Affiliates or any of their or their Affiliates’ respective Representatives in connection therewith, it being understood that Company may seek to recover any and all damages on behalf of itself and on behalf of the Equity Holders in accordance with Section 8.2, and (iv) if the Closing occurs, (A) none of Parent, Merger Sub or the Guarantor shall have any liability or obligation to the Surviving Corporation under any theory of law, whether contract, tort or otherwise and (B) from and after the Closing, the sole and exclusive remedy of any Principal Equity Holder Indemnified Party with respect to this Agreement and the transactions contemplated hereby shall be indemnification pursuant to Section 9.3; provided that, from and after the Closing, nothing in this Section 10.13 shall be deemed to restrict the Principal Equity Holder, on behalf of the Equity Holders, from enforcing its rights under Section 2.13 or Section 2.14 or seeking recovery of any amount of the Escrowed Amount in accordance with the terms of the Escrow Agreement.
               (c) Except as expressly provided in Section 10.13(a), Purchaser and Merger Sub agree that, if the Closing occurs, the sole and exclusive remedy of any Purchaser Indemnified Party with respect to this Agreement and the transactions contemplated hereby shall be indemnification pursuant to Section 9.2 from and to the extent of the Escrowed Amount, except in the case of indemnification pursuant to clause (iii) of Section 9.2(a) (solely with respect to any breach of Section 6.1(a) with respect to actions prohibited by Sections 3.8(c)(iv) and 3.8(d)), clause (iv) of Section 9.2(a), clause (v) of Section 9.2(a) and clause (vi) of Section 9.2(a).
          Section 10.14 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. Upon such a determination by a court of competent jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

AB CAPITAL HOLDINGS LLC
By:	/s/ Peter Wallace
	Name:	Peter Wallace
	Title:	President

AB MERGER SUB LLC
By:	/s/ Peter Wallace
	Name:	Peter Wallace
	Title:	President

ALLIED SECURITY HOLDINGS LLC
By:	/s/ William C. Whitmore, Jr.
	Name:	William C. Whitmore, Jr.
	Title:	President and CEO

SPECTAGUARD HOLDING CORPORATION
By:	/s/ Barry F. Schwartz
	Name:	Barry F. Schwartz
	Title:	Executive Vice Chairman

The undersigned joins in this Agreement for purposes of Sections 6.4 and 6.14

MACANDREWS & FORBES HOLDINGS INC., solely for purposes of Sections 6.4 and 6.14
By:	/s/ Barry F. Schwartz
	Name:	Barry F. Schwartz
	Title:	Executive Vice Chairman